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AGREEMENT FOR SUPPLY OF PRODUCTS

BETWEEN

XALTED NETWORKS INC.

AND

ERICSSON INDIA PRIVATE LIMITED
For FMCC Solution

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TABLE OF CONTENTS

1.	DEFINITIONS	4
2.	SCOPE OF AGREEMENT AND AGREEMENT DOCUMENTS	7
3.	ORDERING PROCEDURE	8
4.	PRICES, TERMS OF PAYMENT AND TAXES	9
5.	TERMS OF DELIVERY	11
6.	PACKING AND LABELING	11
7.	LICENSE GRANT	12
8.	VALIDATION AND ACCEPTANCE	13
9.	MAINTENANCE, SUPPORT AND SPARE PARTS	15
10.	TRAINING AND CONSULTING	16
11.	QUALITY	16
12.	RECEIPT OF PRODUCTS	17
13.	WARRANTY	18
14.	DELAY	19
15.	LIQUIDATED DAMAGES	20
16.	PERFORMANCE SECURITY	21
17.	INSPECTION AND TESTS	21
18.	NEW PRODUCTS AND TECHNICAL MODIFICATIONS	22
19.	CONTINUITY OF SUPPLY	23
20.	PRODUCT LIABILITY	24
21.	INTELLECTUAL PROPERTY RIGHTS AND NON-ASSERTION	24
22.	INFRINGEMENTS, INDEMNIFICATION	24
23.	CONFIDENTIALITY	26
24.	FORCE MAJEURE	27
25.	LIMITATION OF LIABILITY	27
26.	EXPORT AND IMPORT	27
27.	ASSIGNMENT AND SUBCONTRACTING	28
28.	TERM AND TERMINATION	28
29.	SEVERABILITY	29
30.	FALL CLAUSE:	29

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31.	SET OFF	30
32.	NOTICE	30
33.	NON-WAIVER	31
34.	DISPUTES AND GOVERNING LAW	31
35.	COPIES OF THE AGREEMENT	32

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This Agreement for Supply of Products is made and entered into on 10th May, 2009.

BETWEEN XALTED NETWORKS INC, a corporation organized and existing under the laws of the State of Delaware and having its Office at 690 North McCarthy Blvd Suite 200, Milpitas, California 95035, USA hereinafter called the “Xalted / Seller”, which expression shall, unless repugnant to the context, include its successors and permitted assigns,

AND

ERICSSON INDIA PRIVATE LIMITED, a company incorporated under the Companies Act, 1956, having its registered office at 4th Floor, Dhaka House, 18/17, W.E.A., Pusa Lane, Karol Bagh, New Delhi - 110 005, India, hereinafter called the “Ericsson / Buyer”, which expression shall, unless repugnant to the context, include its successors and permitted assigns.

Seller and Buyer are hereinafter individually called the “party” or, collectively the “parties”.

WHEREAS:

(A)	Buyer manufactures, sells and provide telecommunication systems, products and services;

(B)	Seller manufactures sells and distributes telecom OSS/BSS Products and Solutions.

(C)	Seller has offered to sell the Products to Buyer;

(D)	Buyer has entered into agreements with its customer / BSNL to supply telecommunication systems and provide related services of which the Products and Services form a part;

(E)	The Parties hereby enter into this Agreement for the supply of Products.

NOW, THEREFORE, in consideration of the mutual promises set forth below, the Parties agree as follows:

1.	DEFINITIONS

1.1	For the purpose of this Agreement, the following terms shall have the meaning hereby assigned to them unless the context would obviously require otherwise.

“Accepted” or “Acceptance”	means the acceptance of the Products evidenced by an Acceptance Certificate.

“Acceptance Certificate”	means the acceptance certificate issued by Customer upon successful completion of the acceptance procedure set out in Annexure 6 (Acceptance Procedure).

“Agreement”

means this Agreement for Supply of Products, including its Appendices and any other attachments hereto, together with if any amendments, modifications, Clarifications and supplements issued by the Customer.

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“Appendices”	means the appendices forming part of this Agreement.

“Article”	means an Article in this Agreement.

“Business Days”	means any day from Monday to Saturday between 9.00 a.m. and 6.00 p.m., local State, Bank and statutory holidays in India excluded.

“Commissioning”	means successful completion of prescribed tests for the Products offered including the fulfillment of all the obligation except those relating to Warranty and AMC.

“Contract”

means a specific purchase order placed by BSNL/Ericsson (Customer/Buyer) on the Seller signed by the (Customer/Buyer) including all attachments and appendices thereto and all documents incorporated by reference therein regarding the purchase and licensing of the Products concluded in accordance with Article 3 (Ordering Procedure).

“Customer”	means Bharat Sanchar Nigam Limited, Statesman House, Barakhamba Road, New Delhi.

“Customer’s RFP/tender”	means the Tender No. MM/CMTS/032006/000301 dated 22 March 2006 read with all the amendments, clarifications, modifications, supplements etc. issued by Customer from time to time.

“End Users”	means the end-customers of the Customer using the Products. For the sake of clarification, Buyer or any Ericsson Company are not included in the said definition.

“Ericsson Company”

means Telefonaktiebolaget LM Ericsson (publ) or any other company whose votes and/or capital are to fifty per cent (50%) or more controlled directly or indirectly by Telefonaktiebolaget LM Ericsson (publ).

“Hardware”	means any component, equipment, goods, part or other merchandise excluding any Software purchased under this Agreement.

“Lead Time”	means an agreed period of time immediately preceding the delivery date.

“Mandatory Modification”	means a Modification, which needs to be done in order to secure the Product’s compliance with applicable governmental requirements.

“Modification”	means any modification of the Products affecting the form, fit, function, quality, maintainability, interface, interchangeability or

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reliability of the Products, or any modification affecting the Products compliance with applicable governmental requirements.

“Object Code”	means the machine-readable version of the Software that is expressed in a form that is not generally suitable for modification by humans without reverse engineering.

“Products”	means the Hardware, the Spare Parts, and/or the Support Materials acquired by Buyer under this Agreement.

“Software”	means any software programs included in the Products, whether in whole or partial form or on any kind of media, and any Updates and copies thereof made in accordance with this Agreement.

“Spare Parts”	means components and other parts needed for successful repair and maintenance of the Products.

“Specification”	means the applicable specification for the Products.

“Subarticle”	means a subarticle in this Agreement.

“Support Materials”

means the appropriate documentation required to support the use, installation and maintenance of the Products, including any human readable program scripts, flow charts, logic diagrams, input and output forms, manuals, specifications, instructions, and other materials related to the Products, and any extracts, Updates and copies thereof.

“Support, Capability, Provision etc.

appearing in this Agreement or the Customer Tender and means that the support/ capability/ provision etc. for the referred functionality shall be provided in the network elements together with the associated hardware, for commercial exploitation by Customer as part of the requirements under the Customer Tender.

“Updates”	means any and all updates, upgrades, revisions, additions, modifications, enhancements and new versions and releases of the Software and the Support Materials, as the context may require.

“Validation”

means a process of testing the equipment as per the specifications including requirements for use in BSNL network. Validation is carried out in simulated field environment and includes stability, reliability and environmental tests.

1.2	Other capitalized expressions used in this Agreement shall have the meanings respectively assigned to them.

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1.3	Words indicating the singular only also include the plural and vice-versa, where the context so requires.

1.4	The headings of the Articles are for convenience only and shall not affect their interpretation.

2.	SCOPE OF AGREEMENT AND AGREEMENT DOCUMENTS

2.1	This Agreement comprises the terms and conditions under which Buyer shall purchase Products from Seller.

2.2

If any, functions or responsibilities not specifically described herein or in any related documents are an inherent, necessary or are reasonably required for proper performance of the Products in accordance with the Agreement or are required by the Customer, they shall be deemed to be included within the scope of Supply as if such, functions or responsibilities were specifically described in this Agreement.

2.3

Seller shall be responsible for providing (at no additional cost to Buyer) any and all additional items that are not expressly included by the terms of this Agreement to the extent such items are reasonably required for the achievement of the objectives or are required by the Customer and pertain to the Seller’s scope of work.

2.4

The Seller further affirms and represents that the Products supplied under this Contract shall confirm to the standards prescribed in the technical specifications as detailed hereunder or in the Customer Tender. Seller undertakes to comply, abide by and be bound to the Special Conditions of the Customer Tender & Technical Specifications as specified the Customer Contract.

2.5	Buyer shall submit purchase orders in accordance with Article 3 (Ordering Procedure) and the parties will conclude Contracts in accordance with the said Article.

2.6	A Contract shall consist of the following documents:

	a)	the relevant purchase order.

	b)	this main agreement document.

	c)	the Appendices

		i)	Product Description and Bill of Material

		ii)	Support Materials

		iii)	Prices and Delivery Lead Time

		iv)	Validation and Acceptance Procedures

		v)	Maintenance and Support Plan

		vi)	Training and Consulting

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vii)	Specific Quality Requirements

viii)	Code of Conduct

ix)	Banned and Restricted Substances

x)	Declaration Letter

xi)	Letter of Guarantee

In case of inconsistencies, the documents will prevail in accordance with the above order, unless an explicit reference has been made in the subordinated document to the effect that a specific provision shall prevail notwithstanding certain provisions in the superior document.

2.7

The Appendices shall be kept up-to-date and any modifications thereof shall be executed as a result of agreed modifications. The parties shall endeavor that the Products and the Support Materials are described or listed in Annexure 1 (Product Description and Bill of Material) and Annexure 2 (Support Materials).

2.8

This Agreement contains the entire agreement between the parties on the subject matter of this Agreement, and supersedes all representations, undertakings and agreements previously made between the parties with respect to the subject matter of this Agreement.

2.9

For the avoidance of any doubt, any and all pre-printed standard terms (e.g. on a purchase order, order acknowledgement, or invoice) shall not have any applicability unless the other party has expressly accepted the relevant term.

2.10	This Agreement or any Contract may be modified only by a written document duly signed by the parties and referencing this Agreement or the relevant Contract.

2.11	This Agreement is a binding commitment to purchase Seller’s Products. Any forecasts provided to Seller regarding the Products are for information purposes only.

2.12

The Seller shall ensure that any installation carried out by them under this Agreement should not become a safety hazard and is not in contravention of any statute, rule or regulation and public policy.

2.13	Intentionally Deleted.

3.	ORDERING PROCEDURE

3.1	Buyer is entitled to issue separate purchase orders to Seller for the procurement of Hardware.

3.2	The purchase order may be sent by mail, telefax, or, if applicable and agreed, electronically followed by a signed hard copy.

3.3	The Buyer may, at any time, by a written order given to the Seller, make changes within the general scope of this Contract and/or any purchase order, in anyone or more of the following:

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	a)	drawings, designs or specifications, where Products to be supplied under the Contract are to be specifically manufactured for the Buyer

	b)	the method of transportation or packing

	c)	the place of delivery and/or

	d)	the services to be provided by the Supplier.

3.4

If any change as per clause 3.3 above, causes an increase or decrease in the cost and quantity of, or the time required for the execution of the Contract an equitable adjustment shall be made in the Contract Price or delivery schedule or both, and the Contract shall accordingly be amended. Any proposal by the Seller for the adjustment under this Clause must be made within thirty days from the date of receipt of the change in Purchase Order.

3.5

Seller shall within three (3) Business Day from Seller’s receipt of the purchase order acknowledge receipt of the purchase order, and within five (5) Business Days from the receipt notify Buyer if, in Seller’s opinion, the purchase order is not consistent with the provisions of this Agreement.

3.6

Seller shall at all times use its best knowledge to verify whether a purchase order is suitable for its purpose or erroneous. In the event Seller has reason to believe that the purchase order is in any respect erroneous or for other reasons must be adjusted, Seller shall immediately notify Buyer.

3.7	Intentionally Deleted.

3.8

A Contract between Seller and Buyer shall be considered concluded when Seller has received a purchase order, provided that the purchase order is in accordance with the terms and conditions of this Agreement. The Contract is legally binding upon the parties.

3.9

If the purchase order is not in accordance with the terms and conditions of this Agreement, a Contract shall be considered concluded either when: (i) Seller has accepted the said purchase order, or (ii) Seller has received the purchase order and failed to give written notification pursuant to Subarticle 3.35 that the purchase order is not in accordance with this Agreement.

3.10

If Seller has notified pursuant to Subarticle 3.5 that the purchase order is not in accordance with this Agreement, no Contract is concluded. Instead, the parties shall discuss and agree if a new corrected purchase order shall be issued or if the incorrect purchase order can be accepted, however with certain modifications. In such case, such modifications shall be documented in writing and will form part of the purchase order. When such an agreement has been made, a Contract shall be considered concluded.

3.11	When a Contract has been concluded, this Agreement shall then be deemed to be an integrated part of such Contract.

4.	PRICES, TERMS OF PAYMENT AND TAXES

4.1	The prices for the Products are exclusive of all taxes, charges, duties or levies, as applicable at the time of issue of purchase order, payable by the Buyer to the Seller shall be set out in

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Annexure 3 (Prices and Delivery Lead Time). All prices are firm and fixed and shall include the cost of packing and package.

4.2	The price-lists in Annexure 3 (Prices and Delivery Lead Time) do not preclude mutually agreed special price arrangements requested by Buyer on a case-by-case basis.

4.3	Prices offered by Seller to Buyer shall not be higher than the price Seller has or will offer to other customers under similar conditions.

4.4	Invoices shall refer to the purchase order number. Each invoice shall refer to one (1) purchase order only and shall be submitted to Buyer’s location designated In the purchase order.

4.5	Buyer shall pay undisputed invoices within thirty (30) days from the later of the date of receipt of the invoice, or the delivery date of the Products.

4.6	Payment shall be made in USD except imported items for which deliveries are to made by the Seller to the Buyer on High Seas Sale.

4.7	Seller shall be entitled to raise invoices on completion of relevant formalities and documentation as stated in Annexure 3 (Prices and Delivery Lead Time).

4.8	Buyer may apply any amounts due or accrued to Buyer under this Agreement or a Contract to reduce any amount due or accrued to Buyer under this Agreement or a Contract or any other arrangement.

4.9	Buyer shall be responsible for all taxes, charges, duties or levies related to this Agreement levied by any government or taxing authority

In accordance with the present or future laws in India, Buyer shall deduct applicable statutory tax from the payments made to Seller and shall issue a certificate in that respect.

4.10	Parties shall be responsible for their respective personal income tax.

4.11	Supplier shall be entitled to raise invoices at following Payment Milestones:

Payment Terms for Supply of Products

  50 % of value of supply shall be released on delivery & receipt by Buyer / Customer within thirty (30) days from the invoice date.

  15% of the value of supply on completion of validation.

  25% of the supply shall be released on completion of Acceptance Test.

  Remaining 10% of total purchase order value (Excluding AM C) on completion of one year after completion of Acceptance Test or against submission of Bank Guarantee of equivalent amount.

  Remaining 10% of total purchase order value (Excluding AMC) on completion of one year after completion of Acceptance Test or against submission of Bank Guarantee of equivalent amount.

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5.	TERMS OF DELIVERY

5.1

Seller understands and acknowledges that proper delivery at the agreed upon delivery y dates, are important to Buyer and that delay can cause severe damages to Buyer. Unless otherwise set out in this Agreement, the Products shall be delivered at the place and on the date(s) and as per the terms specified set out in the Contract.

5.2

The Lead Time for the Products shall normally be set out in Annexure 3 (Prices and Delivery Lead Time). Prior to the commencement of the relevant Lead Time, Buyer may free of charge change a Contract, in whole or in part in case such changes are necessary due to corresponding changes made by BSNL for reasons beyond the control of the Buyer.

5.3	The terms of delivery for Products shall be Ex Factory / Warehouse in accordance with INCOTERMS 2000 sales on high seas.

5.4

The title of the Products so supplied shall vest with the Buyer after the sale is concluded by way of High Sea Sales. But the responsibility shall remain with the Seller until installation of the Product is completed and it is handed over to the Customer for operation.

5.5	Buyer shall obtain title to the Products without any liens, encumbrance or security interest, including purchase money security interests (excluding the Software) when delivery has taken place.

5.6

Upon delivery of the Products and if not otherwise specifically agreed in writing, Seller shall also deliver the Support Materials to Buyer as specified in Annexure 2 (Support Materials) at no extra cost.

5.7	The Support Materials provided under this Agreement shall be in the English language.

5.8

In order to assure Buyer or its customer of the prompt and unrestricted use of Products, Seller hereby waives and covenants to keep Products free from, any and all liens and encumbrances which it might otherwise assert in the resolution of disputes arising out of the performance of a Contract.

5.9

All technical assistance for installation, commissioning and monitoring of the Products shall be provided by the Seller at no extra cost during laboratory evaluation, if any, validation / type approval and field trial/operation period as stipulated in Annexure 4.

6.	PACKING AND LABELING

6.1

The packing and package shall give the protection required under normal transport conditions to prevent damage to or deterioration of the Products. If requested, Seller shall label the Products with Buyer’s product codes and logotypes.

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6.2

The Products shall be packed and marked in accordance with Buyer’s instructions. The purchase order number and Buyer’s product numbers shall be set out in the shipping documents. A Particular Item mentioned in Purchase Order would be deemed to have been received in full only if all parts/ components, installation material etc. are supplied as a Package during schedule delivery Period.

7.	LICENSE GRANT

7.1

Subject to the terms and conditions of this Article 7 (License Grant), Seller grants to Buyer and or its Customer for the purposes mentioned in the BSNL Tender perpetual rights and licenses without any limitations.

a)	use, copy, and make extracts from the Software and the Support Materials;

b)	incorporate, merge or bundle the Software and the Support Materials or modifications thereof or extracts there from into any products, equipment, other software or other support materials;

c)	sublicense the rights to the Software and the Support Materials stated in a) and b) above to Customer, as set out in Article 9 (Maintenance, Support and Spare Parts);

d)	make as many copies of the Software and the Support Materials and modifications thereof and extracts there from as are required for exercise of the licenses granted in this Subarticle;

e)	e) Intentionally Deleted.

7.2	(i)	The Software version of the equipment being supplied should be latest.

	(ii)	All the software licenses supplied shall be perpetual without any limitations on use by BSNL for the scope as per the tender referred in this Agreement.

	(iii)	All the system software loaded in the various network elements shall be supplied in media suitable for re-loading of the software in the network element, if needed.

(iv)

All the Software upgrades and/or patches required for the maintenance of the system supplied will be implemented without any additional cost at each site for 7 years and Acceptance Testing of the system will be got done by him through authority designated by Customer for all functions of all systems after the implementation of Software Upgrades I Patches in each system.

	(v)	Intentionally Deleted

7.3	The rights and licenses to the Software and the Support Materials granted above shall include a right for the Buyer and the Customer to have the Software and the Support Materials.

7.4

In the event Buyer should need additional rights in respect of the Products, Seller shall offer such additional rights on reasonable conditions. The same shall apply to new products and services, which are made commercially available by Seller.

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7.5

Should Buyer need modifications of the Products, to comply with the tender Seller shall offer to make such modifications on reasonable conditions. The modifications shall be deemed as Products under this Agreement.

7.6	Intentionally Deleted.

7.7

All the Software upgrades and/or patches required for the maintenance of the system supplied will be implemented without any additional cost at each site for 7 years and Acceptance Testing of the system will through authority designated by Buyer for all functions of all systems after the implementation of Software Upgrades/Patches in each system.

7.8

Computer programs (software) having essentially the same functionality as the Software shall be deemed Software in accordance with this Agreement notwithstanding any different or changed name of the software program.

7.9

The Software may not be decompiled or reverse engineered except to the extent required to obtain interoperability with other independently created computer programs or as permitted by compulsory law, without taking the written consent of the Seller, which must not be withheld if required to comply with the Tender.

7.10

Buyer and the Customer shall be entitled to make a reasonable number of copies of the Software, free of charge, for back-up and archival purposes. Further, Buyer, and the Customer shall, free of charge, be entitled to make a reasonable number of copies of the Software for various purposes including but not limited to internal training, evaluation, customer demonstration purposes as well as for End User support.

7.11

Without limiting the generality of Subarticles 7.1 and 7.3, Buyer has the right to: reproduce, translate, modify, adapt and include the Support Materials provided by Seller into Buyer’s supporting documentation.

8.	VALIDATION AND ACCEPTANCE

8.1	VALIDATION

(i)

The systems/equipments supplied in the network, by the Seller against the purchase orders placed on them shall be subjected to validation by the team designated by Customer during which the tests as per the provisions of TEC specifications and tender requirements shall be conducted. The test schedule and procedures for the same shall be finalized by the testing authority in consultation with the Sellers within 2 months from the date of purchase order. Any deficiency found during validation in performance of the system as per the requirement shall be rectified by the Sellers immediately at all locations. The configuration that shall be offered for validation shall be decided by testing authority designated by the Customer and the testing methodology shall be finalized in consultation with the Buyer. The Seller at their own cost shall provide all the testing equipment including load test equipment, drive test tool and the post-processing tool etc. required for validation of the system.

(ii) Intentionally Deleted

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	(iii)	The installation/commissioning at other places shall be subjected to Acceptance testing and the Buyer reserves the right to appoint any acceptance testing authority including Customer’s T&D wing to carry out performance tests as per specifications outlined in various GRs & DTR mentioned herein or in the tender. The Seller has to satisfy any such testing authority appointed by the purchaser on technical performance.

8.2

Acceptance shall occur when the Products and/or Services have successfully passed the agreed acceptance procedures described in Annexure 4 (Validation and Acceptance Procedures) evidenced by the Acceptance Certificate. The purpose of Acceptance tests is to establish that the Products meet the Specifications. In case after signing the Agreement, Customer or any regulatory/statutory authority prescribes any additional tests to be performed, Seller agrees to carry out such tests at no additional cost.

8.3

Seller shall be solely responsible for carrying out the Acceptance tests. Seller hereby agrees to strictly follow the procedure for Acceptance testing. Upon completion of the Acceptance tests, Seller shall prepare test reports, specifying the Acceptance tests and the results thereof.

8.4	The Buyer reserves the right to appoint any testing authority for carrying out Acceptance Testing of the Products and its network elements. The Acceptance Test schedule generally covers the following:

	a)	Check on ironwork, cabling, wiring and earthing

	b)	Functional test on individual equipment/network for meeting the required parameters

	c)	Coverage and capacity test

	d)	100% traffic trials

8.5

The Seller shall submit, at the time of signing of this Agreement, a comprehensive and complete test schedule together with test set-up and procedure for conducting Acceptance Testing for the Products to be supplied under this Agreement. The Seller shall modify the tests as required by the Customer and/or Buyer and finalize an Acceptance Test schedule at least one month in advance of beginning of installation in consultation with TEC/verification & testing authority. The Seller shall also clearly indicate the specifications clause(s) verified by each test. The Buyer and/or the Customer shall have the right to make modifications or additions to any test or techniques of measurement as considered necessary by it.

8.6

The Seller shall make available the software programs and testers required for carrying out the acceptance tests as per the schedule. The Seller shall indicate whether the software package includes programs for testing the nodes under full load conditions and overload conditions by creation of artificial traffic. Such test program shall be supplied by the Seller. The seller shall also indicate the technique used in the creation of such artificial traffic.

a)

In the event that Products or part thereof fail to meet any of the Acceptance criteria set forth in Annexure 4 (Validation and Acceptance Procedures) for any Acceptance test (each such Acceptance test, a “Failed Acceptance Test”), Seller shall (unless expressly otherwise agreed to by Buyer and/or Customer), at its sole cost and expense, remedy, correct or otherwise cure such failure to meet the Acceptance criteria. Thereafter, Seller shall repeat the Failed Acceptance Tests, and such other Acceptance tests as may be required by Buyer at its sole discretion. The above process shall be repeated till the Acceptance criteria set forth in Annexure 4 (Validation and Acceptance Procedures) are achieved. Any components or modules failing during the acceptance tests shall be replaced free of cost by the Seller immediately. The replacement of faulty cards will be ensured within the time frame similar to what has been specified for the Purpose of AMC.

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8.7

The Buyer shall certify that the Product is ready for commissioning after all Acceptance Tests have been successfully carried out to the satisfaction of the Customer and Buyer and, upon certification by BSNL, that the Product is fit for commissioning.

9.	MAINTENANCE, SUPPORT AND SPARE PARTS

9.1	Seller shall provide maintenance and support Plan regarding the Products in accordance with Annexure 5 (Maintenance and Support Plan).

9.2

The Seller shall provide a list of the following material and notifications pertaining to spare parts manufactured or distributed by the Seller of spares including cost and quantity considered for arriving at the price of spares.

	a)	Such spare parts as the Buyer may elect to purchase from the Seller provided that such purchase shall not relieve the Seller of any warranty obligation under the contract.

	b)	In the event of termination of production of the spare parts, the Seller shall:

		i)	give advance notification to the Buyer pending termination (not less than 2 years), in sufficient time to enable the buyer to procure life time spare; and

		ii)	following such advance intimation of termination, furnish at no cost to the Buyer, the blue prints, drawings and specifications of spare parts, if and when requested.

9.3

Over a period of three years starting from the date of final acceptance, the Seller shall supply, at his own cost, all necessary spares which have not been included in the offer as part of the requirement. These spares should be supplied within a maximum period of 60 days from the notification by the Buyer of its need.

9.4

Seller shall keep and sell Spare Parts and provide the relevant maintenance and support services to Buyer at the then current engineering level for a period of one year following the last complete delivery of each version of the Products. For the avoidance of doubt, the sale of Spare Parts shall be regulated by this Agreement.

9.5

All deliveries of Spare Parts shall be subject to the mutually agreed Lead Times. For emergency or other critical situations, Seller shall provide Spare Parts as soon as possible but no later than within the time limits set out in Annexure 5 (Maintenance and Support Plan). Freight costs for such emergency delivery shall be borne by Seller if the situation has occurred due to circumstances for which Seller is responsible. otherwise the costs shall be borne by Buyer.

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9.6

The exclusive Spare Part prices shall be set out in Annexure 5 (Maintenance and Support Plan). The prices shall be firm and fixed for a period of one (1) years from the execution of this Agreement. After the initial period, Spare Parts shall be sold at Seller’s then current prices valid at the time of ordering, which prices shall be reasonable and under no circumstances higher than the prices for Spare Parts paid by any other customer of Seller.

9.7

Seller shall provide Buyer, free of charge, with Seller’s configuration support features and configuration support for the Products. Configuration means all the different combinations of the Hardware making up all the different versions of the Products with regard to functionality over time.

9.8	Seller undertakes to advise and assist personnel with technical support as further specified in Annexure 5 (Maintenance and Support Plan).

9.9	Buyer shall have the right to offer maintenance and support contracts in respect of the Products to Customer.

10.	TRAINING AND CONSULTING

10.1	Training and consulting shall be provided by Seller in accordance with Annexure 6.

10.2

The Seller shall supply simulation software required with suitable servers in a client-server configuration for imparting effective training. A complete set of hardcopy and soft copy of training material shall be supplied as part of the training model with permission to reproduce and use same for further training of Customer’s personnel at the training centre. The details of all materials to be supplied for the training model are detailed in Annexure 8 (Code of Conduct) to this Agreement.

11.	QUALITY

11.1	Seller guarantees that all specific quality requirements set out in Annexure 7 (Specific Quality Requirements) are met.

11.2

Seller undertakes to comply with the applicable requirements in the ISO 9000 quality system standards and ISO 14001 environmental system standards, or such equivalent standards as are specified by Seller and agreed with Buyer.

11.3

If Seller does not comply with the ISO 14001 or equivalent environmental standard, Seller shall on or before the execution of this Agreement provide Buyer with a plan for implementation of the said standard.

11.4	Seller represents and warrants that it will comply with the provisions of all applicable laws.

11.5	When delivering Products, Seller shall comply at all time with the latest version of Buyer’s directive regarding banned and restricted substances, Annexure 9 (Banned and Restricted Substances).

11.6

Upon reasonable notice to Seller, Buyer shall be entitled, at no charge by Seller, to inspect Seller’s premises during normal business hours with respect to the verification of processes and quality systems, quality control of Products and carrying out sampling and conducting other necessary investigations of quality and delivery performance. Seller shall use its best endeavors to provide for a similar inspection by Buyer on the premises of Seller’s contractors or suppliers. In the event that such an inspection does not meet Buyer’s quality requirements, Seller shall, without delay or cost to Buyer, take the appropriate remedial measures in order to achieve the necessary quality level. For all inspections at Seller’s or its sub-vendors’ premises, buyer or the customer shall bear their part of expenses for the travel and accommodation.

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11.7

Seller shall issue all documents reasonably requested by Buyer, in the format specified by Buyer, regarding the quality of the Products, including but not limited to materials declaration (i.e. a declaration of the materials and their constituents content) of any Products.

12.	RECEIPT OF PRODUCTS

12.1

The Products shall meet all requirements imposed by any law or regulations (whether statutory, regulatory or otherwise) being applicable to the manufacture, production, transport and/or sale of the Products. The Products shall also meet the technical standards and the environmental and special market requirements set out in the Specification or otherwise agreed upon. Seller shall upon request furnish a certificate for delivered Products stating that the Products conform to all requirements mentioned above.

12.2

If any equipment or any part thereof including the Services, before it is taken over is found defective or fails to fulfill the requirements of the Agreement or Contract, the inspector shall give the Seller notice within two (2) days setting forth details of such defects or failure and the seller shall make the defective equipment and/or the Services good, or alter the same to make it comply with the requirements of the Agreement or Contract forthwith and in any case within a period not exceeding three months of the initial report. These replacements shall be made by the Seller free of all charges at site. Should it fail to do so within this time, the Buyer reserves the discretion to reject and replace at the cost of the Seller the whole or any portion of equipment and services as the case may be, which is defective or fails to fulfill the requirements of the Agreement or Contract. The cost of any such replacement of goods and services made by the Buyer shall be deducted from the amount payable to the Seller.

12.3	Seller shall, if requested by Buyer, reimburse all payments made by Buyer for the Products returned to Seller within twenty (20) days from the date that Seller received the returned Products.

12.4

Products returned under this Article 13 (Receipt of Products) will be delivered to Seller at Seller’s expense and risk. If Buyer has requested complete replacement Products, the replacement Products shall be delivered to Buyer at Seller’s expense and risk.

12.5	Any acceptance or similar of the Products and/or Services by Buyer in accordance with this Agreement, shall not limit the applicability of any applicable warranty provisions or similar.

12.6	Nothing in this Article 13 shall in any way release the Seller from any warranty or other obligations under this Agreement.

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13.	WARRANTY

13.1

The Seller warrants that the Products supplied under this Agreement shall be new and free from all defects and faults in materials used, workmanship and manufacture and shall be of the highest grade and consistent with the established and generally accepted standards for materials of the type ordered and shall perform in full conformity with the specifications and drawings. The Seller shall be responsible for any defect that may develop under the conditions provided by the contract and under proper use, arising from faulty material, design or workmanship such as corrosion of the equipment, inadequate quantity of material to meet equipment requirements, inadequate contact protection, deficiencies in circuit design and/or otherwise and shall remedy such defects at his own cost when called upon to do so by the Buyer who shall state in writing in what respect the stores are faulty. This warranty shall survive inspection or payment for / and acceptance of Products, but shall expire (except in respect of complaints notified prior to such date) twelve months from the date of commissioning of the Seller’s Products in the service area and have been taken over under the terms of this Agreement.

13.2	Seller warrants that it has and will maintain sufficient rights and interests in the Products and the other items provided hereunder, in order to grant the rights granted in this Agreement.

13.3	Seller warrants that the Products will perform and conform to the Specification, will meet what otherwise has been agreed upon, and will be free from defects in design, materials and workmanship,

13.4

Seller’s at its own cost repair or replace any Product found to be faulty as soon as possible after notification by Buyer, but never later than the time limits set out in Annexure 5 (Maintenance and Support Plan).

13.5	Seller warrants that Updates provided by Seller to Buyer will not have an adverse effect on the overall performance or functioning of the Products or render it incompatible with previous versions.

13.6

Should Seller become aware of any error or similar with regard to the content of the Support Materials, which is not (alone or accumulated) trivial or insignificant, Seller shall promptly inform Buyer in writing about the error and provide Buyer with new corrected Support Materials. If Buyer will suffer expenses as consequence of the error, the parties shall in good faith discuss to what extent Seller shall compensate Buyer.

13.7

The warranty for repaired or replaced parts of the Products shall be treated as set out in Subarticles 14.1-14.5. The warranty period for such repaired or replaced Products shall in no case be shorter than 3 months from the date of acceptance.

13.8

If Seller fails or refuses to fulfill its obligations under this Article 14 (Warranty), Buyer may, in addition to exercising any other rights available to it under Agreement, law and/or equity, at its option elect to have defective Products replaced, repaired or corrected or Services performed by any third party, and Seller shall in such an event reimburse Buyer for all costs and expenses incurred in connection with such repair, replacement, correction or performance. In the event repair, replacement, correction of the defective Products is not reasonably possible, Seller shall provide a cash refund for the price of the defective Products.

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13.9	Products returned under this Article (Warranty) will be delivered to Seller at Seller’s expense and risk. The complete replacement Products shall be delivered to Buyer at Seller’s expense and risk.

13.10

If it becomes necessary for the Seller to replace or renew any defective portion(s) of the equipment under this clause, the provisions of the clause 14.1 shall apply to the portion(s) of the equipment so replaced or renewed or until the end of the above mentioned period of twelve months, whichever may be later. If any defect is not remedied by the Seller within a reasonable time, the Buyer may proceed to get the defects remedied from other Seller etc., at the Seller’s risk and expenses, but without prejudice to any other rights which the Buyer may have against the Seller in respect of such defects.

13.11	Replacement under warranty clause shall be made by the Seller free of all charges at site including freight, insurance and other incidental charges.

14.	DELAY

14.1

Delivery and performance of the Products shall be made by the Seller in accordance with the time schedule and technical specifications provided in the Purchase Order. In case the supply of Products are not completed, due to direct responsibility of Seller, in the stipulated delivery period, as indicated in the Purchase Order, the Buyer reserves the right to give 30 days notice for curative actions and, in the event of Seller’s failure to do so, either to short close/cancel the Purchase Order in part or full and/or recover liquidated damage charges, if such liquidated damages are imposed by the Customer on the Buyer. The cancellation/short closing of the order for Products in part or full shall be at the risk and responsibility of the Seller and Buyer reserves the right to purchase balance unsupplied and/or short closed/cancelled supplies s at the risk and cost of the defaulting Seller.

14.2

Delay by the Seller in the performance of its delivery obligations with reference to both the Products and Services and failure to take curative actions within 30 days notice by the Buyer for this purpose shall render the Seller liable to any or all of the following sanctions: forfeiture of its performance security, imposition of liquidated damages if such liquidated damages are imposed by Customer on Seller, short closure of contract in part or full and/or termination of the contract for default.

14.3

If at any time during the performance of the Agreement, the Seller or subcontractor(s) encounters condition impeding timely delivery of the Products, which is directly attributable to Seller, the Seller shall promptly notify to the Buyer in writing the fact of the delay, its likely duration and its cause(s). As soon as practicable after receipt of the Sellers’s notice, the Buyer shall evaluate the situation and may at its discretion extend the period for performance of the contract (to the extent required based on the mutual agreement between the Seller and the Buyer) subject to furnishing of additional performance security by the Seller as per provisions given below .

(i)

The Seller has to submit their request for extension along with the required additional Bank Guarantee and a copy of QA inspection certificate at least three weeks before the expiry of delivery period. The decision regarding extension shall be communicated within three weeks of the receipt of request.

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	(ii)	In cases of piecemeal items, the amount of additional Bank Guarantee should be 5% of the value of balance quantity of items to be supplied for which extension in delivery period has been sought; and

	(iii)	Intentionally Deleted

	(iv)	The additional PBG shall be valid up to the period of 6 months after expiry of the warranty.

Provided however, such a notification shall not limit Seller’s liability for the delay.

14.4	If the supplies are not completed in the extended delivery period, the purchase order liable to be short-closed by the buyer and both the Performance securities shall be forfeited.

14.5	The payment of liquidated damages shall not relieve Seller from the obligation to deliver the Products or provide the Services.

14.6

THE SELLER WILL NOT BE RESPONSIBLE FOR ANY DELAYS CAUSED BY OR DEPENDENCIES NOT MET BY THE BUYER OR THE CUSTOMER FOR SELLER IN PROVIDING PRODUCTS AND SERVICES AS PER THE ALREADY AGREED TO TIMELINES. ANY CHANGES IN PRIORITIES BY THE CUSTOMER AFFECTING THE SELLERS RESPONSIBILITIES AS PER THE AGREEMENT WILL LEAD TO REVISION OF THE ALREADY AGREED TIMELINES AND CONSEQUENTIAL DELAY WILL NOT BE ATTRIBUTABLE TO THE SELLER.

15.	LIQUIDATED DAMAGES

15.1

TIME IS THE ESSENCE OF THIS AGREEMENT. THE SELLER SHALL ADHERE TO THE PROJECT EXECUTION SCHEDULE GIVEN IN THE PURCHASE ORDER/ CONTRACT. IN THE EVENT OF SELLER’S FAILURE TO PERFORM AS PER THE MILESTONES SPECIFIED, AND SUBJECT TO ARTICLE 15.6, SELLER SHALL BE LIABLE TO LIQUIDATED DAMAGES IF SUCH LIQUIDATED DAMAGES ARE IMPOSED BY CUSTOMER ON BUYER. IF DELIVERIES BE MADE AFTER EXPIRY OF THE CONTRACTED DELIVERY PERIOD, WITHOUT PRIOR CONCURRENCE OF THE BUYER AND BE ACCEPTED BY THE CONSIGNEE, SUCH DELIVERY WILL NOT DEPRIVE THE BUYER OF HIS RIGHT TO RECOVER LIQUIDATED DAMAGES UNDER CLAUSE 15.2 BELOW. HOWEVER, WHEN SUPPLY OF MATERIAL AND SERVICES ARE MADE WITHIN 21 DAYS OF THE CONTRACTED ORIGINAL DELIVERY PERIOD, THE CONSIGNEE MAY ACCEPT THE STORES AND IN SUCH CASES THE PROVISION OF CLAUSE 15.2 WILL NOT APPLY.

15.2

Should the Seller fail to deliver the products within the period prescribed for delivery of Products, the Buyer shall be entitled to recover 0.5% of the value (as long as such damages are imposed by Customer on Buyer) of the delayed quantity of the Products for each week of delay or part thereof for a period up to 10 (TEN) weeks and thereafter at the rate of 0.7% of the value (if such damages are imposed by Customer on Buyer) of the delayed quantity of the goods for each week of delay or part thereof for the remainder part there of up to another ten weeks of delay for reasons attributable to the Seller.

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15.3

The Liquidated damages shall also be leviable with reference to commissioning of entire network and services in the licensed area as per the provisions of clause 16.1 above incase the delays pertain to deliverables as per the timelines committed by the seller and are attributable to the Seller Should there be any delay in the availability of site, civil infrastructure, Media or any other Buyer and/or Customer deliverables, it shall be considered on a case to case basis for relaxation in levy of LD.

16.	PERFORMANCE SECURITY

16.1	The Seller shall furnish performance security to the Buyer for an amount equal to 5% of the value of purchase order within 14 days from the date of issue of Purchase Order by the Buyer.

16.2

The proceeds of the performance security referred to in Para 4.1 above shall be payable to the Buyer as compensation for any loss resulting from the Seller’s failure to complete its obligations under the contract.

16.3	The performance security shall be in the form of a Bank Guarantees issued by a scheduled Bank and shall be as per the formats agreed between the parties.

16.4	The performance security will be discharged by the Buyer after completion of the Seller’s performance obligations including any warranty obligations under the Agreement.

16.5	The PBG shall remain valid for a period of six months after the expiry of warranty of the last portion of the Products commissioned.

17.	INSPECTION AND TESTS

17.1

The Buyer or Customer or their representative shall have the right to inspect and test the Products as per prescribed test schedules for their conformity to the specifications. Where the Buyer decides to conduct such tests on the premises of the Seller or Customer or its subcontractor(s), all reasonable facilities and assistance like Testing instruments and other test gadgets including access to drawings and production data shall be furnished to the inspectors at no charge to the Buyer.

17.2

Should any inspected or tested Products fail to conform to the specifications the buyer may reject them and the Seller shall either replace the rejected goods or make all alterations necessary to meet Specification requirements free of cost to the Buyer. In case of services, the Seller shall make arrangements to rectify the deficiencies in services to conform to the specifications and all quality aspects of installations.

17.3

Notwithstanding the pre-supply tests and inspections prescribed in clauses 17.1 and 17.2 above, the equipment and accessories on receipt in the Buyer or Customer’s premises will also be tested during and after installation before “take over” and if any equipment or part thereof is found defective, the same shall be replaced free of all cost to the Buyer as laid down in clause 17.4 below.

17.4

If any Product or any part thereof i, before it is taken over under clause 18.5, is found defective or fails to fulfill the requirements of the contract, the inspector shall give the Seller notice setting forth details of such defects or failure and the Seller shall make the defective Product good, or alter the same to make it comply with the requirements of the contract forthwith and in any case within a period not exceeding three months of the initial report. These replacements shall be made by the Seller free of all charges at site. Should it fail to do so within this time, the Buyer reserves the discretion to reject and replace at the cost of the Seller the whole or any portion of Product, which is defective or fails to fulfill the requirements of the contract. The cost of any such replacement of Product made by the Buyer shall be deducted from the amount payable to the Seller.

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17.5

When the performance tests called for have been successfully carried out, the inspector / ultimate consignee will forthwith issue a Taking Over Certificate for all aspects of the contract in respect of goods. The inspector / ultimate consignee shall not delay the issue of any “Taking Over Certificate” contemplated by this clause on account of minor defects in the equipment which do not materially affect the commercial use thereof provided that the Seller shall undertake to make good the same in a time period not exceeding six months. All the major validation issues and major technical problems reported by the circles should have been satisfactorily resolved.

17.6	For all inspections at Seller’s or its sub-vendors’ premises, buyer or the customer shall bear their part of expenses for the travel and accommodation.

17.7	Nothing in clause 18 shall in any way release the Seller from any warranty or other obligations under this contract.

18.	NEW PRODUCTS AND TECHNICAL MODIFICATIONS

18.1

If Seller intends to introduce a new product on the market which product is similar to the Products or within the same product area as the Products, Buyer shall be informed in writing of the introduction three (3) months in advance or at the same time as any other customer of Seller is informed, whichever is the earliest. The parties shall meet regularly to discuss relevant product development plans relating to the Products.

18.2

Seller shall within three (3) months before any new product release inform Buyer about any Modification and Seller may not without a prior written approval from Buyer release and subsequently deliver a modified Product to Buyer.

18.3

Seller shall perform necessary Mandatory Modifications. Seller shall also perform such Mandatory Modifications (including on parts, and material documentation) on previously delivered Products. Seller shall also furnish Buyer with detailed installation instructions and any special tools, equipment, media, and other related requirements for each Mandatory Modification performed under this Agreement. If separately agreed on a case-by-case basis, Buyer shall use reasonable efforts to perform Mandatory Modifications on Ericsson installed Products and on Products in its inventory, at Seller’s cost.

18.4

If Seller requests the return of parts removed from the Products as a consequence of a performed Mandatory Modification, Buyer will return those parts to Seller at Seller’s cost and risk within ninety (90) days after the completion of such Mandatory Modification.

18.5

Buyer shall be notified in writing of all Modifications made to the Products. Requests by Seller for Modifications that require Buyer’s approval shall be specially denoted and marked with a date when response is requested. Buyer agrees to respond within the requested time limit, which shall be reasonable.

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18.6	Seller shall furnish Buyer with new or updated manuals and new or revised data for all affected Support Materials furnished under this Agreement prior to delivery of modified Products.

18.7	In the event that Modifications affect Spare Parts, Seller shall in connection with the Modification rectify Buyer’s Spare Parts stocks, included parts ordered, at no charge or cost to Buyer.

18.8	All Modifications not requested by Ericsson, including improvements regarding personal environmental safety and Product safety shall be provided by Seller free of charge.

19.	CONTINUITY OF SUPPLY

19.1

Seller shall inform Buyer as soon as possible in writing (the “Notice”) of any plans to suspend or close down manufacturing of the Products, in order to permit Buyer to place consolidated purchase orders for future demands.

19.2

Buyer shall always be entitled to purchase the Products as long as this Agreement is in effect. In addition, Buyer shall be entitled to place consolidated purchase orders for the Products within six (6) months from the date of receipt of the Notice, for delivery within twelve (12) months from the date(s) of such purchase orders. This Agreement shall be applicable for all such purchase orders.

19.3

Seller shall establish and maintain to the extent relevant to the Seller’s scope of supply of Products a secure sourcing plan including regularly updated business continuity and business contingency plans. The plan shall show the measures Seller will take in order to secure continuous supply to Buyer without interruption in relation to the supply of the Products. Seller shall keep Buyer informed of the actions anticipated by such secure sourcing plan. In the event Seller would like to amend the plan, Buyer and Seller shall discuss the amendments in good faith and endeavor to agree on the amendments. No amendment may be implemented without Buyer’s consent.

19.4	All costs related to any secure sourcing measure shall be borne by Seller.

19.5	Buyer shall be allowed to review the plan. Routines shall also be in place in order to keep the secure sourcing plan updated at all times.

19.6

It is Seller’s responsibility that the requirements/activities in the secure sourcing plan is supported by corresponding requirements/activities in relation to Seller’s suppliers and contractors. Consequently, Seller shall have corresponding requirements on its suppliers and contractors.

19.7

Seller shall ensure that it and its contractors and suppliers have sufficient insurance (e.g. business interruption and liability insurances). Seller shall actively work with its contractors and suppliers with risk management. Seller shall also use commercially reasonable efforts to safeguard that production of so-called critical components is not located to a single location.

19.8

Due to the fact that Buyer will be heavily dependant on successful and continuous deliveries of the Products from Seller, Seller shall inform and discuss any material plans for disposing or relocating of its manufacturing facilities with Buyer and/or any other activities that could have a materially adverse effect on Buyer.

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19.9

Even if this Agreement should expire or to be terminated for any reason, Seller shall continue to provide Buyer, for a period of twelve (12) months, with such Products as may be needed to meet Buyer’s contractual commitments with its customers.

20.	PRODUCT LIABILITY

20.1	Should the Products have a defect, which causes damage to persons or to property other than such Products, Seller shall indemnify, defend and hold Buyer harmless for any such damage.

21.	INTELLECTUAL PROPERTY RIGHTS AND NON-ASSERTION

21.1

Seller shall retain title to any intellectual property rights, including but not limited to patents. utility models, mask work protections, industrial designs, copyrights and trademarks, in its own Products and for the Products procured by the Seller from other sources full rights to use the same.

21.2	Intentionally Deleted

21.3

Seller shall not use patents, copyrights, trademarks or other intellectual property rights or other proprietary rights, to stop hinder or encumber Buyer’s or Customer’s right to use the Products for the purposes mentioned in the BSNL Tender.

21.4	Further, Seller shall not, without Buyer’s prior approval, use Buyer’s or Ericsson Company’s name and/or corporate logotype in Seller’s informational, promotional, advertising or any other material.

21.5	This Article (Intellectual Property Rights and Non - assertion) shall survive the termination of this Agreement, for whatever reason.

22.	INFRINGEMENTS, INDEMNIFICATION

22.1

Seller shall defend, indemnify and hold harmless Buyer, Customers, End Users, Ericsson Companies, their respective affiliates, partners, directors, officer, agents and employees (“Indemnitees”) from and against any and all damages suffered and costs and expenses (including reasonable attorneys’ fees) incurred as a result of any claim, suit or proceeding brought against any of them based on the allegation that the use, sale, distribution or other disposal of any Products furnished by Seller under this Agreement constitutes an infringement of any intellectual property rights or applications thereof (including but not limited to patents, utility models, mask work protections, industrial designs, copyrights and trade marks) or an unauthorized use of know-how, trade secrets, or other proprietary rights; provided that Seller has been notified without undue delay in writing of such claim, suit or proceeding and given authority, information and assistance (at Seller’s expense) to settle the claim or control the defense of any suit or proceeding.

22.2

In the event that the Products or any part thereof are in such suit or proceeding held to constitute an infringement or their further use, sale, distribution or other disposal is enjoined, Seller shall promptly, as may be desired by Buyer, either:

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	a)	procure for Indemnitees the right to continue the use, sale, distribution or other disposal of such Products;

	b)	replace the Products with non-infringing products of equivalent function and performance; or

	c)	modify such Products so that they become non-infringing without detracting from function or performance.

22.3

Seller shall indemnify, defend and hold Indemnitees harmless from and against all claims, demands, suits, proceedings, damages, costs, expenses, liabilities (including without limitation, reasonable legal fees) or causes of action (collectively, “Liabilities”) brought against or incurred by any Indemnitees for (a) (i) injury to persons (including physical or mental injury, libel, slander and death) or (ii) loss or damage to property resulting from any act or omission of Seller, its officers, agents, consultants, subcontractors or employees (“Indemnifiers”) (b) violations of any applicable laws, permits, codes, ordinances or regulations by Indemnifiers, (c) any claims arising out of or in connection with the Seller’s obligations under Article 25 (Confidentiality), (d) any other liability, resulting from any other act or omission of Indemnifiers.

22.4	INCIDENTAL DAMAGES:

Notwithstanding any of the other provisions contained in this Agreement, the Seller shall protect, defend, indemnify and hold harmless to Indemnitees from and against any and all liabilities, damages, fines, penalties and costs (including legal costs and disbursement) arising from ‘or’ relating to:

	(i)	Any breach of any statute, regulation, direction, orders or standards from any governmental body, agency, or regulator.

	(ii)	Any claim made by third parties arising out of the use of the services of Customer being provided using the equipment supplied under the Agreement.

	(iii)	Claims arising in connection with interruptions ‘or’ degradation of Services to Customer or End Users ‘or’ to other service providers whatsoever shall be the cause ‘or’ duration thereof; and

	(iv)	Any claim that the equipment/services/’or’ any value addition component offered and supplied by the Seller in this Agreement, infringe any patent, trademarks or copyright of any third party.

22.5	The Seller shall furnish an unequivocal, unqualified and irrecoverable undertaking along with the Agreement that;

“During the course of execution of the Agreement ‘or’ at any stage thereafter, if it is found that the Seller has fraudulently misrepresented any of the facts about the Product/Services etc being offered under the Agreement, the Buyer shall be free to claim a sum equivalent to damage as reasonably assessed by it or as may be charged by Customer to Buyer, subject to a maximum of the Value of the Products and Services under the Purchase Order for such misrepresentation. The Seller shall immediately on being told by Buyer and/or Customer pay such undisputed sum of money to Buyer and/or Customer. Quantum of damages under this clause reasonably assessed and levied by the Buyer and/or Customer shall be final and not challengeable by the Seller.” Prior to enforcement of the foregoing, Buyer shall give notice of 30 days to seller to clarify and/or take satisfactory remedial measures.

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22.6	This Article shall survive the termination of this Agreement for whatever reason.

23.	CONFIDENTIALITY

23.1	Subject to this Article, Customer is entitled to receive a copy of this Agreement.

23.2

Seller and Buyer shall maintain confidentiality and not, without the other Party’s prior consent, disclose to any third party (except the Customer) any documentation and any information designated by the furnishing party as confidential, whether of a commercial or a technical nature, furnished by the other party pursuant to this Agreement, i.e. the receiving party shall use the information only for the purpose of this Agreement. Such documentation and information may, however, be disclosed by Buyer to another Ericsson Company or a customer.

23.3

Seller shall ensure that neither it nor any of its subcontractors advertise, publish or otherwise disclose the appointment of Seller, or its subcontractors or the terms of this Agreement or any Contract concluded hereunder without Buyer’s prior written approval. All copies of material relating thereto which are intended for publication in any form by Seller or any subcontractor must first be submitted to Buyer for approval.

23.4	Neither Party shall be liable for disclosing any such information if it was:

	a)	public knowledge at the time of disclosure or thereafter becomes generally known other than through an act of negligence by the receiving party;

	b)	already known to the other party prior to its receipt from the disclosing party;

	c)	demonstrably developed at any time by the receiving party without any connection with the information received hereunder;

	d)	rightfully obtained by a party from other unrestricted sources; or

	e)	disclosed with the prior written permission of the disclosing party.

23.5	This Article 23 (Confidentiality) shall for five (5) years survive the termination of this Agreement for any reason.

Notwithstanding anything contained in this Agreement the Buyer is authorized by the Seller to furnish to the Customer the any / all information relating to this Agreement. The Seller also hereby agrees to provide the Customer the right to inspect the agreement between the Buyer and Seller for procurement of the concerned item including the agreement on pricing and payments.

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24.	FORCE MAJEURE

24.1

If, at any time, during the continuance of this Agreement, the performance in whole or in part by either Party of any obligation under this contract is prevented or delayed by reasons of any war or hostility, acts of the public enemy, civil commotion, sabotage, fires, floods, explosions, epidemics, quarantine restrictions, strikes, lockouts or act of God (hereinafter referred to as events) provided notice of happenings of any such eventuality is given by either party to the other within 21 days from the date of occurrence thereof, neither party shall by reason of such event be entitled to terminate this contract nor shall either party have any claim for damages against other in respect of such nonperformance or delay in performance, and deliveries under the Agreement shall be resumed as soon as practicable after such an event come to an end or cease to exist, and the decision of the Buyer as to whether the deliveries have been so resumed or not shall be final and conclusive. Further that if the performance in whole or part of any obligation under this Agreement is prevented or delayed by reasons of any such event for a period exceeding 60 days, either Party may, at its option, terminate the contract.

24.2

Provided, also that if the Agreement is terminated under this clause, the Buyer shall be at liberty to take over from the Seller at a price to be mutually fixed by the Buyer and the Seller, which shall be final, all unused, undamaged and acceptable materials, bought out components and stores in course of manufacture which may be in possession of the Seller at the time of such termination or such portion thereof as the Buyer may deem fit, except such materials, bought out components and stores as the Seller may with the concurrence of the Buyer elect to retain.

25.	LIMITATION OF LIABILITY

25.1

EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE OR ELSEWHERE IN THIS AGREEMENT, NEITHER PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR LOSS OF PRODUCTION, LOSS OF BUSINESS, LOSS OF DATA OR REVENUE OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES COULD HAVE BEEN REASONABLE FORESEEN.

THE LIMITATION OF LIABILITY PROVIDED IN SUBARTICLE 25.1 SHALL NOT APPLY TO DAMAGES WITH RESPECT TO BREACH OF ARTICLES 13_WARRANTY), 20_ (PRODUCT LIABILITY), AND 22 (INFRINGEMENT, INDEMNIFICATION), OR IF THE DEFAULTING PARTY HAS BEEN ACTING WITH GROSS NEGLIGENCE OR WITH WILLFUL MISCONDUCT.

26.	EXPORT AND IMPORT

26.1	Seller is responsible for obtaining and maintaining any Export license(s) required for delivery of the Products to Buyer.

26.2	In the event for Reexport, necessary approvals shall be obtained for the same by the seller.

26.3	Intentionally Deleted.

26.4	Intentionally Deleted.

26.5	Intentionally Deleted.

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27.	ASSIGNMENT AND SUBCONTRACTING

27.1	Neither party may assign this Agreement, or any Contract without the prior written consent of the other party. Such consent shall not be unreasonably withheld .

27.2

Seller shall not subcontract any parts of its obligations according to this Agreement without Buyer’s written approval or any Contract without Buyer’s written approval. Such approval shall not be unreasonably withheld. Seller shall in any event remain responsible for its obligations and the compliance with the terms and conditions of this Agreement as if performed by Seller. For the avoidance of any doubt, Seller is always fully responsible for any actions, omissions etc. by its subcontractors and/or suppliers.

28.	TERM AND TERMINATION

28.1	This Agreement shall come into force upon its execution and shall be valid until 31st May, 2016, unless terminated earlier pursuant to the terms of this Agreement.

28.2

Ericsson shall be entitled to terminate this Agreement in the event the same is terminated by the End Customer for any reason what so ever, in whole or in part, by giving Subcontractor thirty (30) days written notice.

28.3	After termination of this Agreement pursuant to Subarticle 30.4, all rights in respect of the Products furnished hereunder continue as per procedure mentioned in Subarticle 30.4 below.

28.4	The Buyer may, without prejudice to any other remedy for breach of contract, by 30 days written notice of default, sent to the Seller, terminate this contract in whole or in part

(a) if the Seller fails to deliver any or all of the Products and Services within the time period(s) specified in the contract or Agreement, or any extension thereof granted by the Buyer;

(b) if the Seller fails to perform any other obligation(s) under the Contract and/or the Agreement; &

(c) if the Seller, in either of the above Circumstances, does not remedy his failure within a period of 60 days (or such longer period as the Buyer may authorize in writing) after receipt of the default notice from the Buyer.

28.5

In the event the Buyer terminates the contract in whole or in part pursuant to clause 30.4 above the Buyer may procure, upon such terms and in such manner as it deems appropriate, Products similar to those undelivered and the Seller shall be liable to the Buyer for any excess cost for such similar Products . However the Seller shall continue the performance of the contract to the extent not terminated.

28.6

The Buyer may at any time terminate the Contract by giving written notice to the Seller, without compensation to the Seller, if the Seller becomes bankrupt or otherwise insolvent as declared by the competent court provided that such termination will not prejudice or affect any right of action or remedy which has accrued or will accrue thereafter to the Buyer.

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28.7

After termination of this Agreement and/or any Contract by Seller pursuant to Subarticle 28.4, all Buyer’s rights in respect of the Software shall cease, except that all sublicenses granted to Customers before termination shall remain in full force and effect and Customer’s or End User’s continued use of the Software shall in no way be affected . Further, Buyer shall be entitled to continue to use the Software and the Support Materials for the sole purpose of providing support to Customer.

28.8

After termination of this Agreement and/or any Contract pursuant to Subarticle 28.4 by the Buyer, all rights and obligations in respect of the Support Materials furnished hereunder shall continue to the extent al ready paid by the Buyer to the Seller.

28.9	Provisions contained in th is Agreement that are expressed or by their sense and context are intended to survive the termination of this Agreement, shall so survive the termination.

28.10

The foregoing rights of termination are in addition to all other rights and remedies provided in this Agreement or at law, subject to the express limitations set forth in Article 25 (Limitation of Liability).

28.11	The termination of this Agreement for any reason whatsoever shall be without prejudice to any right or obligation of any party in respect of this Agreement, which has arisen prior to such termination.

29.	SEVERABILITY

If any provision of this Agreement would at any time be in conflict with any law or regulation compulsorily applicable to this Agreement, the parties shall endeavor to amend such provision, so that the intent of this Agreement may be carried out to the extent legally possible. The invalidity, because of any such law or regulation, of provisions of this Agreement which are not fundamental to its performance shall not relieve any party from its obligations under the other provisions of this Agreement, nor deprive any party of the benefits of such other provisions.

30.	FALL CLAUSE:

30.1	The prices once fixed will remain valid during the scheduled delivery period Further, if at any time during the term of the Agreement

(a) It comes to the notice of Buyer regarding reduction of price for the same or similar equipment; And/or

(b) The prices received in another agreement for the same or similar products/Service are less than the prices chargeable under the Agreement.

The Buyer, for the purpose of delivery period extension, if any, will determine and intimate the new price, taking into account various related aspects such as quantity geographical location etc. and the date of its effect for the balance quantity/service to the Seller. In case the Seller does not accept the new price to be made applicable during the extended delivery period and the date of its effect, the Buyer shall have the right to terminate the contract by giving 30 days notice without accepting any further supplies. This termination of the Agreement due to reasons attributable to the Seller shall be at the risk and responsibility of the Seller and the Buyer reserves the right to purchase the balance unsupplied quantity/service at the risk and cost of the defaulting seller besides considering the forfeiture of his performance security.

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30.2	(a) The Seller while applying for extension of time for delivery of equipment/, if any, shall have to provide an undertaking as

“We have not reduced the sale price, and/or offered to sell the same or similar equipment/service to any person/organization including Department of Central/state Government or any central/state PSU at a price lower than the price chargeable under the contract for scheduled delivery period.”

(b)

In case under taking as in Clause 32.(a) above is not applicable, the Seller will give the details of prices, the name(s) of buyers, quantity etc. to the Buyer, while applying extension of delivery period.

31.	SET OFF

31.1

Any sum of money due and payable to the Seller (including security deposit refundable to him) under this Agreement may be appropriated by the Buyer and set off the same against any undisputed claim of the Buyer for payment of a sum of money arising out of this Agreement or under any other contract made by the Vendor with the Buyer.

31.2	The Seller shall give the details of the supplies made against all the Purchase Orders every month on the first working day of the following month to authorized person of Buyer.

32.	NOTICE

32.1

Any notice required or permitted to be given by either Party under this Agreement shall be in writing and may be delivered by courier, sent by registered airmail letter, telefacsimile or electronic mail. When the notice is sent by telefacsimile or electronic mail, the sender shall confirm the notice by also sending the notice by courier or registered airmail letter. Such notice shall be deemed to be given:

	a)	if sent by registered airmail letter - five (5) days after the day of dispatch;

	b)	if sent by telefacsimile or electronic mail - on the day of dispatch of the letter of confirmation; or

	c)	if sent by courier - on the day of delivery to the receiving party.

32.2	All notices shall be delivered to the Parties’ contact persons.

If to Ericsson:
Ericsson India Private Limited, Building No10A, 3rd Floor, DLF Phase - II, Gurgaon, Haryana - 122 002

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Tel No: +91 124 423 3361
Fax No: +91 124 423 3500
Attn: Mr. Diptendu Mondal

If to Seller:
Xalted Networks Inc,
690 North McCarthy Blvd Suite 200, Milpitas,
California, USA – 950 35

Attn: Mr. Chris Rasmussen

Copies of all communications to Xalted Network Inc shall be endorsed to the following address: -

Xalted Information Systems Pvt Ltd,
2nd Floor, Mahatma Gandhi Memorial Building,
7 Netaji Subhash Marg, Off Marine Drive,
Mumbai, Maharashtra – 400 002

Attn: Mr. Ajay M Batheja, CEO
Contact No’s: 022 - 22 87 66 91 / 22 87 66 92 / 22 87 66 93
Fax : 022 - 22 87 66 94
E-mail Id: ambatheja@gmail.com

33.	NON-WAIVER

The failure by either Party to enforce any provisions of this Agreement or to exercise any right in respect thereto shall not be construed as constituting a waiver of its rights thereof.

34.	DISPUTES AND GOVERNING LAW

34.1	This Agreement and any Contracts concluded under this Agreement shall be governed by and construed in accordance with the substantive laws of India.

34.2

The Parties shall make every effort to settle by amicable negotiations any difference, which may occur between them in connection with this Agreement or any Contract. If the Parties fail to reach such an amicable settlement, either party may refer such differences to arbitration as provided below.

34.3

All unsettled disputes, differences or questions between the Parties with respect to any matter arising out of or relating to the Contract shall be referred to the arbitration by an arbitral tribunal consisting of three arbitrators: one each nominated by the Parties and the third chosen by the two arbitrators nominated by the Parties. The arbitration shall be governed by the provisions of the Arbitration and Conciliation Act, 1996 or any statutory modification or enactment thereof for the time being in force and the proceedings shall be conducted at New Delhi, India.

34.4	All awards may, if necessary, be enforced by any court having jurisdiction in the same manner as a judgment in such court.

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34.5

The Parties undertake and agree that all arbitral proceedings conducted under this Article (Disputes and Governing Law) shall be kept confidential, and all information, documentation, materials in whatever form disclosed in the course of such arbitral proceeding shall be used solely for the purpose of those proceedings.

35.	COPIES OF THE AGREEMENT

This Agreement has been made in two (2) original copies, of which Buyer and Seiler have taken one (1) copy each.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto on the day first written above.

For and on behalf of	For and on behalf of
Xalted Networks Inc	Ericsson India Private Limited

/s/ _____________________	/s/ _____________________	/s/ _____________________
(Authorized Signatory)	(Authorized Signatory)	(Authorized Signatory)
Name:	Name:	Name:
Designation:	Designation:	Designation:
Place:	Place: Gurgaon	Place: Gurgaon
Date:	Date:	Date:

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PRODUCT DESCRIPTION AND BILL OF MATERIAL

PRODUCT DESCRIPTION

Product Overview

Introduction
The UPROBE Monitoring System is a centralised and scalable multi-user Link Monitoring System (LMS) based on distributed UPROBE Probes.

UProbe - SS7 Monitoring Probe
One or more monitoring probes are connected to the networks to be monitored. Each monitoring probe may be equipped with a number of E1/T1 and/or Ethernet interfaces to capture protocol signalling from different networks simultaneously. The monitoring probes are running CDR/TDR (Call/Transaction/IP Detail Records) builders to correlate messages related to calls and transactions. Protocol stacks like SS7oTDM, SS7oIP, A-interface, Abis, Gb-interfaces, SIP, SIP-T, ISDN PRI, ISDN BRI, and DPNSS/DASS2 are supported.

UPROBE Monitoring Server
In addition to all distributed monitoring probes, there is a UPROBE Monitoring Server. Except for large link monitoring systems, this UPROBE Monitoring Server is also working as a standard monitoring probe. In addition to the standard monitoring probe features like protocol monitoring and CDR generation, the UPROBE Monitoring Server is correlating and storing CDRs from all other monitoring probes, handling all client connections, and managing all user defined probe filters – client/server architecture. All calls are stored – both successful and unsuccessful calls.

The UPROBE Monitoring Server is often referred to as the master probe, as long as this server is also working as a standard monitoring probe.

Multi-protocol CDR Generators & Correlators
CDR correlation is done between all E1/T1 links and/or Ethernet links, and between all monitoring probes at the UPROBE Monitoring Server. CDR are stored as Enhanced CDR at the UPROBE Monitoring Server where all protocol signalling is stored together with the extracted call/transaction/IP details. This makes it possible to perform top-down network analysis – from top level QoS/statistical reports down to single bits and bytes. CDR are stored to hourly log files 24x7.

Real-time Protocol Streaming
In addition to CDR generation and correlation, real-time protocol streaming is offered through user defined filters. A number of users may connect to the UPROBE Monitoring System in parallel from Windows-based UPROBE client applications, and specify different filters. The filters are processed by the link monitoring system, and only protocol information matching the defined filters is passed to the client application. All user defined filters are handled independently by the link monitoring system, such that all connected users may operate independently of each other.

Protocol Decoding and Analysis
Different Windows-based UPROBE protocol analysers are available as the client interface to the UPROBE Monitoring System. These protocol analysers can connect to the real-time protocol streaming, and they can open stored CDR files – both for decoding and analysis of protocol signalling protocols.

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Flexible and Scalable Link Monitoring System
The UPROBE Monitoring System is a very flexible and scalable link monitoring system. Existing monitoring probes can be upgraded with new software and hardware modules at any time to support an increased number of physical line interfaces, increased number of signalling links to monitor, new protocols, new features like protocol correlation and more. It is also possible to add more monitoring probes at as the needs grow.

A UPROBE Monitoring System may grow from the smallest solution based on one single monitoring probe (which will also work as the UPROBE Monitoring Server), to a complex link monitoring system with a large number of monitoring probes supporting different physical network interfaces, a wide range of protocol stacks, and a wide range of applications.

The figure below shows a fairly basic link monitoring system with only one SS7oTDM monitoring probe with ISUP and TCAP CDR/TDR builders, and an SS7 real-time monitoring module. The probe is connected to the SS7 network through one or more E1/T1 interfaces. The client application is the Windows-based UPROBE SS7 Monitor connected to the probe through LAN/WAN.

The next figure shows a multi-probe link monitoring system - one for SIP monitoring, and one for SS7oTDM monitoring. The SS7 probe is connected to the SS7 network through one or more E1/T1 interfaces, and may be equipped with ISUP and TCAP CDR builders and an SS7 real-time monitoring module. The SIP probe is connected to the SIP network through an Ethernet interface, and may be equipped with a SIP CDR builder and a SIP real-time monitoring module. All CDR are passed to the master probe for storage and correlation. Real-time protocol messages are passed directly to the monitoring clients through the master probe. In this case, both a UPROBE SS7 Monitor and a UPROBE NGN Monitor is connected to the link monitoring system - a multi-user system.

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The last figure shows a more advanced link monitoring system based on three monitoring probes. The probe to the left contains CDR builders and real-time monitoring modules for both SS7 and ISDN PRI. These CDR builders pass the CDR from the probes to the master probe, which in turn are correlating the CDR with CDR from other probes.

The probe to the right contains CDR builders and real-time monitoring modules for ISDN PRI and SIP, and the CDRs are passed to the master probe as for the SS7/ISDN PRI probe. A UPROBE SS7 Monitor, a UPROBE NGN Monitor and a UPROBE ISDN Monitor presents both real-time and historical data from the probes to the users.

The master probe (in the middle) is also operating as a standard monitoring probe - in this case monitoring SS7 and SIP. CDR correlators for SS7, SIP and ISDN PRI might be installed on the master probe to provide a call trace view for converged networks. In addition, monitoring probes for numerous mobile protocols and interfaces are available.

Product Summary
A number of UPROBE Monitoring probes (or other third party monitoring probes) are capturing protocol signalling from different networks. Each of the monitoring probes is running CDR builders, and the generated CDR are transferred to the UPROBE Monitoring Server, the Master Probe. The UPROBE Monitoring Server is normally part of one of the UPROBE Monitoring Probes - the master probe.

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The UPROBE Monitoring Server might be supplied with different protocol correlators to correlate protocol signalling from different monitoring probes, and/or correlate protocol signalling between different signalling protocols like ISUP and SIP. The UPROBE Monitoring Server is also storing the CDR (enhanced CDR including all protocol signalling information in addition to extracted call/transaction/lP details). The storage of historical CDR can be accessed from web-based search and reporting modules, and the CDR files can be used as input to the Windows-based UPROBE client applications for protocol analysis and QoS reporting.

Examples of Usage
Application Areas

  Statistics generation
  Quality of Service (QoS) measurements and reporting
  Network operation and maintenance
  Troubleshooting
  Call trace
  Billing verification
  CDR data basis for 3rd party applications

Billing Verification
Operator A has an SS7 monitoring probe and a UPROBE SS7 Monitor as shown in figure D. An ISUP CDR builder is installed on the probe as illustrated in the figure D. In this example there is a disagreement between operator A and the national TDM network provider when it comes to billing of a certain customer at a given point of time. Operator A fetches the actual CDR file and is able to see the SS7 signalling sent and received from the national provider on the monitor. Thus, operator A is able to prove his case against the national provider. Alternatively, operator A unveils a fault in his own network.

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Call Detail Record (CDR) Example
Below you will find an example of a typical SS7 Call Detail Record (CDR). The most important information in the call is gathered in the CDR in a tagged format. All protocol signalling messages related to the call are attached to the end of the CDR - Enhanced CDR. By opening the CDR file in a UPROBE protocol analyser, these signal ling messages will be decoded.

CDR		‘UQoS CDR message’
MI	00070038	‘UQoS CDR message indicator’ External, Secondary, International UP,
International NI, ISUP, Contains SS7, B sub. ISDN, A sub. ISDN,
DATE	20030821 122403 ‘SMAN message DTG’
OPC	12A5	‘OPC’
DPC	3141	‘DPC’
SYS	00	‘System’
TS	17	‘Timeslot’
BNR	34624489F	‘B number’
NCIND	15	‘Nature of connection indicators’
FCI	2101	‘Forward call indicators’
ACT	0A	‘Calling party category’ (Ordnry clng sub)
TREQ	00	‘Transmission medium requirement’ (Speech)
ANR	442073954698 ‘A number’
FATE	COBO	‘Fate’ Source:SMAN fate:COL.
HT	8	‘Holdtime’
RT	8	‘Responsetime’
LPRI	‘Lo pri info’
BNRI	8390	‘ISDN B number indicator (NatOfAdr, II, NrPlan)’

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ANRI	0413	‘ISDN A number indicator (NatOfAdr, II, NrPlan, Pres, Scre)’
PDCT	0000	‘Propagation delay counter’
USI	8090A3	‘User service information’
OIPC	OB15	‘Origination ISC point code’
PCI	2BDO	‘Parameter compatibility information’
ORIG	hsc0101	‘UQoS Message Originator’
CFN		‘Confusion’
DIREC Rx		‘Message Direction’
DSEC	0	‘Delta Seconds’
CIND	82E331	‘Cause indicators’ Coding std:ISO/lEC Location:ISO/IEC	Cause:Unknown

Diag:10
NNC7	hpm0101 20030821 122531 1061461531 00 05 12A5 3141 00 17 0500
C7	‘UQoS SS7 message’
C7	hpm0101 20030821 122530 1061461530 00 05 12A5 3141 00 17
011521010A000209078390422644980F0A080413440237596489310200001D038090A32B020B153902
2BD000
C7	hpm0101 20030821 122530 1061461530 01 05 3141 12A5 00 17 2F02000382E331
C7	hpm0101 20030821 122531 1061461531 00 05 12A5 3141 00 17 0500
C7	hpm0101 20030821 122532 1061461532 01 05 3141 12A5 00 17
011461000A03020705849094040F310200000A088413322342405403390231D400
C7	hpm0101 20030821 122534 1061461534 01 05 3141 12A5 00 17 0500
C7	hpm0101 20030821 122537 1061461537 00 05 12A5 3141 00 17 11
C7	hpm0101 20030821 122538 1061461538 00 05 12A5 3141 00 17 0C020402849F1E02A51200
C7	hpm0101 20030821 122538 1061461538 01 05 3141 12A5 00 17 1000
NULL ‘UQoS null termination’

Product Modules
Different Linux-based server side software modules are available for the UPROBE Monitoring System:

   UPROBE SS7 ISUP CDR Builder
   UPROBE SS7 TCAP CDR Builder
   UPROBE SS7 Real-time Monitoring
   UPROBE ISDN PRI CDR Builder

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BILL OF MATERIAL

HARDWARE
	As per Xalted Bid		Latest Model Proposed		Distribution
Line Item	Description	Quantity	Description	Quantity
Server - EZ, NZ, WZ	Sun UltraSparc IV+, 8 CPU, 1.5 GHz, 32 GB RAM, 24.30 GB mirrored HDD, 2 x HBA. 2 port NIC	6	Sun SPARC Enterprise M4000 server. includes 2*'2.4GHz SPARC64 VII four-core Processors, 61 GB system memory, 2 * 146GB SAS hard disks, 1 DVD-ROM, 2*Gb ethernet ports, 2 power supplies, 2 x Single Port HBA Adaptor	6	Two each for East, West, North zone
Server - SZ	Sun E6500 -Sun UltraSparc IV+, 4 ! CPU, 1.5 GHz, 32 GB RAM, 2x80 GB mirrored HDD, 2 x HBA, 2 port NIC	2	Sun SPARC Enterprise M4000 server. Includes 2*2 5GHz SPARC64 VI Processors, 64GB system memory on, 2 * 146GB SAS hard disks, 1 DVD-ROM, 2*Gb ethernet ports, 2 power supplies, RoHS-5, 2 x Single Port HBA Adaptor	2	For South Zone:
Storage – SZ	8 TB Storage after RAID 1+0	1	Sun Storage Tek 6140 42 TB Storage	1	For South Zone
Storage – EZ, NZ, WZ	8 TB Storage after RAID 1+0	3	Sun Storage Tek 6140 42 TB Storage	3	One each for East, West and North Zones
Probes	Xalted Uprobe	53	Xalted Uprobe	61	As per network layout
Groomers	Xalted MegaConnect Groomer	262	Xalted MegaConnect Groomer	180	As per network layout
Staging Server	Entry Level Intel x86 family of (Xeon and above) server	3	Dual core Intel Xeon Processor 2 GHz, 2 GB RAM, 250 GB x 2 HDD	3	One each for East, West and North Zones ,
Tape Drives	LTO3 Tape Drive	3	LT03 Tape Drive	3	One each for East, West, North Zone
Tapes	LTO3 Tapes	30	LTO3 Tapes	72	Distributed equally in each zone

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SUPPORT MATERIALS

Uprobe

SS7 Protocol Analyzer and CDR Generator

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Contents

INTRODUCTION	3
CONFIGURATION	4
CALL FLOW TRACE	6

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Introduction

The Xalted UProbe is capable of monitoring LSLs and HSLs over E1s
The monitoring traffic is processed within the Xalted UProbe, selected protocols are decoded and resultant CDRs with necessary fields are made available to fraud management app.

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Configuration

The Xalted UProbe can be configured for monitoring and analysis over a web based graphical user interface. The screens below show configuration of individual El circuits, protocols etc .

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Call Flow Trace

All signalling monitored by a probe is fed to Wireshark utility on a management workstation, and either capture or display filters are used to limit what is shown on the screen. This is suitable when the operator knows the OPC/DPC of the route or some other protocol attribute that identifies the flows of interest.

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SUPPORT MATERIAL

Groomer Deployment
And
Tracking Guide

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1	Introduction

Groomer is a Digital Cross Connect device specially designed for monitoring of live E1s. It is deployed at the MSC’s to tap the identified E1 links for real time fraud detection The purpose of this document is to provide Installation & testing tips for the Engineers installing and testing the Groomers in the field . It also highlights the methodology to track the groomer deployment as the geographical area to cover is very vast.

2	System Description

2.1	System Features

The Groomer is a sophisticated Digital Cross Connect Switch cross connects up to 64 E1 ports. The 64 E1 Digital Cross Connect Switch offers full cross connect functionality to cross connect and/or aggregate DS-Os, “n” X 64Kbps consecutive data channels and fractional E1 channels to full E1 channels, between the 64 E1 ports.

The Groomer is an E1 /T1 Digital Cross Connect Switch is designed for special nonobstructive monitoring applications in which E1 /T1 ports can be connected to monitoring/billing equipment for non-obstructive monitoring of live traffic or signaling, required by billing serves etc.

In the Monitoring mode the Groomer provides the user a total of 32 E1 ports. 30 E1 ports shall connect to the “Live Traffic” E1 links, which are to be MONITORED NON INTRUSIVELY (Hi-Z) in both Transmit and Receive directions. 2 E1 ports shall connect to the MONITORING EQUIPMENT, such as billing servers etc.

2.2	Shelf Description

The Groomer shelf occupies a 6U high rack-space, and is a complete 19-inch stand-alone unit that provides connectivity for up to 64 E1 ports. The unit operates on a –48V DC input power supply.

Table 1: Details of 64 Port Groomer

SI. No.	Slot No.	Card Type	Card Part No.
01	1	PS-Power Supply Card	VCL-1275-PSU
02	2	Redundant PS-Power Supply Card	VCL-1275-PSU
03	3	CC- Control Card	VCL-1281-CC
04	4 to 11	IF-Interface Card	VCL-1282-E1

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2.3 Cards

2.3.1	Power Supply Card (PS)

Groomer has two Power Supply Cards for redundant (1+1) application. The Power Supply Card can be plugged into slot 1 & 2 of the shelf. It converts –48V DC Input (–40V DC to –60V DC) and provides +3.3V DC output is required for the functioning of the equipment.

The Power Supply Card has two LEDs.

1.	LED L1 indicates the presence of –48V DC input (Green indicates power input OK).

2.	LED L2 indicates the presence of +3.3V DC output (Green indicates power supply card is OK).

The card is protected against the accidental reverse polarity of the -48V DC input.

The output current will be 10A at +3.3V in full load condition.

2.3.2	Control Card (CC)

The Control Card can only installed into slot 3 of the shelf. The Control Card contains communication and control circuitry is required to make the equipment functional. The Control Card incorporates the TSI Switch (time-slot interchange switch), through which the customer cross connects various E1 ports at 64Kbps (DS-O level).

The Control Card also contains the RS232 (Serial) and 10/100BaseT (Ethernet) communication port through which the user communicates with the equipment to configure it according to his application. It also communicates the alarms, which appear in the system or on any of the E1 ports of the equipment.

The Control Card also incorporates an internal clock, which may be set by the user upon START- UP. This internal clock then keeps a log of all the system alarms including error-free seconds, errored seconds, log of systems initialization/power-up etc. to enable the user to monitor the system and E1 link performance. The Control Card has 9 LEDs.

Table 2: Description of LEDs in Control Card

LED	Colour of LED	Status
LED1	Tri-Colour	GREEN indicates system clock is OK RED indicates system clock is faulty. YELLOW indicates system clock is Standby
LED2	YELLOW	ON indicates internal clock selection. In case of external or recovered clock, it will remain OFF.
LED3	YELLOW	ON indicates external clock selection. In case of internal or recovered clock, it will remain OFF.
LED4	YELLOW	ON indicates recovered clock selection. In case of

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internal or external clock, it will remain OFF.
LED5	YELLOW	ON indicates selected clock is external or recovered and 2.048MHz. In case of internal clock it will remain OFF.
LED6	YELLOW	ON indicates selected clock is external or recovered and 1.544MHz. In case of internal clock it will remain OFF.
LED7	RED	ON indicates alarm in any E1 Ports of equipped E1 Interface Card.
LED8	RED	On indicates error in self test. OFF indicates self test OK.
LED9	GREEN	ON indicates Xport is enabled for Network Management and the Switch (SW1) provided is in ON condition.

The two Switches provided in the Control Card are:

1.	SW1 should be switched ON for LAN Management (Xport).

2.	SW2 for Reset Xport Card (LAN Management Card).

RJ4S Female Connector is XPORT MODULE for LAN Management.

2.3.3	E1 Interface Card

The E1 Interface Card can be inserted into slots 4 to 11 of the shelf. Each E1 Interface Card has 8 E1 ports. The E1 interface cards connect the E1 links to the TSI (Timeslot Interchange) Switch of the Control Card through which the user cross connects various E1 ports at 64Kbps (DS-0 level) i.e., single timeslot.

In the Monitoring mode each E1 interface card connects and monitors up to 4E1 links. The E1 interface card communicates with the system control card through the system backplane at 400Mbps speed in order to provide efficient monitoring and alarm reporting. Each E1 interface card maintains an internal log of alarms that occur on each E1 port for up to a period of 1 week. Then the log is overwritten after 1 week. The user can access this log through the system control card at any time to monitor the status of each E1 Port or E1 link. The E1 interface card has 10 LEDs.

Table 3: Description of LEDs in Interface Card

LED	Colour of LED	Status
LED1	YELLOW	ON indicates SYNC clock is faulty. OFF indicates SYNC clock is OK.
LED2	Bi-Colour	GREEN indicates 1st E1 Port of Card is in SYNC with connected equipment. RED indicates 1st Port of Card is not SYNC with the connected equipment or 1st E1 Port is not connected properly.

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LED3	Bi-Colour	GREEN indicates 2nd El Port of Card is in SYNC with connected Equipment. RED indicates 2nd El Port of Card is not SYNC with the connected equipment or 2nd El Port is not connected properly.
LED4	Bi-Colour	GREEN indicates 3”‘ El Port of Card is in SYNC with connected Equipment. RED indicates 3’“ El Port of Card is not SYNC with the connected equipment or 3”‘ El Port is not connected properly.
LED5	Bi-Colour	GREEN indicates 4” El Port of Card is in SYNC with connected Equipment. RED indicates 4th El Port of Card is not SYNC with the connected equipment or 4th El Port is not connected properly.
LED6	Bi-Colour	GREEN indicates 5”‘ El Port of Card is in SYNC with connected Equipment. RED indicates 5th El Port of Card is not SYNC with the connected equipment or 5th El Port is not connected properly.
LED7	Bi-Colour	GREEN indicates 6’“ El Port of Card is in SYNC with connected Equipment. RED indicates 6th El Port of Card is not SYNC with the connected equipment or 6th El Port is not connected properly.
LED8	Bi-Colour	GREEN indicates 7m El Port of Card is in SYNC with connected Equipment. RED indicates 7th El Port of Card is not SYNC with the connected equipment or 7th El Port is not connected properly.
LED9	Bi-Colour	GREEN indicates 8”‘ E 1 Port of Card is in SYNC with connected Equipment. RED indicates 8th El Port of Card is not SYNC with the connected equipment or 8th El Port is not connected properly.
LED10	RED	ON indicates error in self test. OFF indicates self test OK.

3	Installation

3.1	Inspection

Before installation, the chassis and cards must be physically inspected for any damages.

3.2	Chassis Installation

The Groomer Chassis is 19-inch rack mountable and can be mounted on the rack using Screws.

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3.3	Power Connection

3.3.1	Cable Assembly

1.	Remove Sleeve (insulation) for both Red & Blue cables about 10mm, which is coming from DC power supply.

2.	Twist the copper wires firmly and insert the lugs for both the cables.

3.	Crimp the Lugs using Crimping Tool and cover the lugs with insulation tape or with sleeves, which will avoid contact between both Red & Blue cables.

4.	Assemble the male power connector to the Red & Blue cables, make sure that Red cable is connected to the positive and Blue is connected to negative of the power connector.

5.	Connect the Power Cable with male power connector to input of Groomer which is a female power connector assembled in the backplane of Groomer as shown in the figure.

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3.4	Cards Insertion

Insert the Power Supply Cards in Slot 1 and Slot 2. The LEDs provided in the Power Supply Card will turn to ON condition. Now Insert the Control Card in Slot 3 and all Interlace cards in the respective slots (i.e. from slot 4 to slot 11) as shown in figure below.

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3.5	Installing Device Installer

	1.	Using Crossover Ethernet Cable connect from LAN port of PC to LAN Management port of Control Card.

	2.	Switch ON the SW1 to enable the LAN Management port of Control Card in Groomer.

	3.	Insert CD into CD-ROM drive. The CD will automatically starts and displays the Main Menu.

	4.	Click the Install Xport button, follow the instructions and Install Device Installer, and then restart the PC.

3.6	Run Device Installer

	1.	Click Start-Program-Iantronix-Device Installer-Device Installer.

	2.	Click on Search Icon to search for device default IP (Groomer IP).

	3.	The IP address will be displayed on the screen.

3.7	Changing IP address

	1.	Select the Device (IP address) & Click on Assign IP Icon in the Device Installer dialog box.

	2.	Select “Assign a specific IP address”, and then click “Next”.

	3.	Enter the New IP address, subnet mask and default gateway according to the Network. Click on Next.

	4.	Click on Assign and then click finish. The new IP address will be displayed in the Device Installer dialog box.

	5.	Now set IP address of the PC, so that both Groomer and PC should be in same Network. (Ex: PC IP- 130.94.145.40 & Groomer IP 130.94.145.41)

	6.	To test the IP address go to Start-Run-cmd

	7.	Using ping command test the IP address (Ex: ping 130.94.145.41 ).

3.8	Telnet

	1.	After successfully changing the IP address of the Groomer, click on the Telnet icon.

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2.	Enter the IP address and change the port from 9999 to 10001, then click on OK.

3.	The following command prompt will appear on the screen.

i.e. SYNTAX ERROR

VCL-MC-CC>

4.	Now the system is ready for configuration.

4.	System Prompt Options

The Groomer has three types of prompts depending on the system access mode. The three access modes are:

	1.	Root Level l Operational Mode

	2.	Configuration Level l System Configuration Mode

	3.	View Alarms Mode

The three prompts are:

VCL-MC-CC>	Root Level /
Normal Operational Mode Prompt

VCL-MC-CC-CONFIG>	- Configuration Level/System Configuration Mode Prompt

VCL-MC-CC-ALARMS>	- View Alarms Mode Prompt

a.	Root Level / Normal Operational Mode

The system boots up in this mode. The system status, alarms and configuration monitoring functions are possible in this mode. In this mode user can change the access level to the Configuration Mode. After completion of configuration the user returns to Normal Operational Mode by re-booting the system.

In this mode, user can execute the following statements.

Changing access level to Configuration Mode.

Changing access level to View Alarms Mode.

Query statements for system status & configuration monitoring.

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b.	Configuration Level / System Configuration Mode

The user can change the access level of the system from root level to “System Configuration Mode”. This helps the user to make changes in the system’s basic or Interface Card settings or mapping. After completion of configuration, the system can be switched to its Normal Operational Mode.

In this mode, the user can execute the following statements.

Changing access level back to Normal Operational Mode.

Basic System settings.

Interface Card Settings.

Interface Card Timeslot Mapping.

Query statements for system status & configuration monitoring.

c.	View Alarms Mode

The user can change the access level of the system to “View Alarms Mode”. In this mode, the system the system will operates normally and also the Alarm status changes are continuously displayed on the screen.

i. View Alarms Mode functions

Current alarm status for all monitored alarms will be displayed on the screen when the user enters to this mode.

In case, the change in the alarm status the screen displays the Alarms in every few seconds.

The user can return to Normal Operational Mode at any movement.

5.	System Configuration

For Basic Configurations using Hyper Terminal, follow the steps given below.

	1.	Open Hyper Terminal, i.e., go to Start-Programs-Accessories-Communications-Hyper Terminal

	2.	Enter the name in the Connection Description dialog box and select the Icon, then click OK.

	3.	In the “Connect To” dialog box select COM port and click OK.

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4.	In the COM Properties, set the following

Baud rate (Bits per second):	9600

Character size (Date bits):	8

Parity:	None

Stop bits:	1

Flow Control:	None

5.	In Hyper Terminal window, go to File-Properties-settings

6.

In Emulation, select VT100 and click on OK, the Hyper Terminal Screen will appear. Press “Enter” Key and the system will generate the root level / normal operational mode prompt. So now the system is ready for user to enter commands for configuration, etc.

6.	6. Groomer Testing

Before Installing the Groomer, it should be tested in the field to avoid the problems while installation. To test the Groomer in the fie ld follow the steps given below.

1.	Unpack the Groomer from the Box and keep the accessories on the testing table.

2.	Check chassis, cards and other accessories physically for any damage.

3.	Keep the Chassis on the testing table and Connect 48V DC supply to the chassis.

4.	Insert the Power Supply Cards in the slots 1 & 2 of the chassis, and observe for LED an indication, which shows Green.

5.	Now insert Control Card in slot 3 and then Interface Cards from slot 4 to slot 11.

6.	Connect Cross-Over Cable from PC to LAN Management Port of Control Card i.e., RJ-45 Connector as shown in the figure below.

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7.	Switch ON the SW1 to enable the port.

8.	Go to Start-Run-cmd and press Enter.

9.	Then type the command telnet 130.94.145.41 10001 and press Enter.

10.	The root level / normal operational mode prompt will be displayed in the telnet screen.

i.e., SYNTAX ERROR

VCL-MC-CC> _

a.	Initial Settings

1.	Initially the system will be in root prompt, i.e., VCL-MC-CC> _

2.	To enter in to the configuration mode from root level type the following command.

VCL-MC-CC>#sel=config (Enter)

OK

VCL-MC-CC-CONFIG> _

(Response from the system)

3.	Before configuring set all settings to default by using following command.

VCL-MC-CC-CONFIG>set_def (Enter)

OK

VCL-MC-CC>

(System returns to root level)

4.	Now all the system settings are set to default state. Repeat the step 2 to enter into the configuration mode.

b.	Interface Card Configuration

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1.	To configure the 1st Interface Card (i.e. the card inserted in slot 4 of the shelf) type the following command

VCL-MC-CC-CONFIG>config_if1=E1-HiZ (‘E1-HiZ’ means E1 Interface card for monitoring)

OK

Then, type the following command

VCL-MC-CC-CONFIG>exportl1	(Exports Default or Changed Settings to the Interface Card & re-boots the card)

2.	To configure the 2nd Interface Card (i.e. the card inserted in slot 5 of the shelf) type the following command

VCL-MC-CC-CONFIG>config_if2=E1-HiZ (‘E1-HiZ’ means E1 Interface card for monitoring)

OK

Then, type the following command

VCL-MC-CC-CONFIG>export/2	(Exports Default or Changed Settings to the Interface Card & re-boots the card)

3.	To configure the 3rd Interface Card (i.e. the card inserted in slot 6 of the she~) type the following command

VCL-MC-CC-CONFIG>config_if3=E1-HiZ (‘E1-HiZ’ means E1 Interface card for monitoring)

OK

Then, type the following command

VCL-MC-CC-CONFIG>export/3 (Exports Default or Changed Settings to the Interface Card & re-boots the card)

4.	To configure the 4th Interface Card (i.e. the card inserted in slot 7 of the shelf) type the following command

VCL-MC-CC-CONFIG>config_if4=E1-HiZ (‘E1-HiZ’ means E1 Interface card for monitoring)

OK

Then, type the following command

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VCL-MC-CC-CONFIG>export/4	(Exports Default or Changed Settings to the Interface Card & re-boots the card)

5.	To configure the 5th Interface Card (Le. the card inserted in slot 8 of the shelf) type the following command

VCL-MC-CC-CONFIG>config_if5=E1-HiZ (‘E1-HiZ’ means E1 Interface card for monitoring)

OK

Then, type the following command

VCL-MC-CC-CONFIG>export/5	(Exports Default or Changed Settings to the Interface Card & re-boots the card)

6.	To configure the 6th Interface Card (i.e. the card inserted in slot 9 of the shelf) type the following command

VCL-MC-CC-CONFIG>config_if6=E1-HiZ (‘E1-HiZ’ means E1 Interface card for monitoring)

OK

Then, type the following command

VCL-MC-CC-CONFIG>export/6	(Exports Default or Changed Settings to the Interface Card & re-boots the card)

7.	To configure the 7th Interface Card (i.e. the card inserted in slot 10 of the shelf) type the following command

VCL-MC-CC-CONFIG>config_if7=E1-HiZ (‘E1-HiZ’ means E1 Interface card for monitoring)

OK

Then, type the following command

VCL-MC-CC-CONFIG>export/7	(Exports Default or Changed Settings to the Interface Card & re-boots the card)

8.	To configure the 8th Interface Card (i.e. the card inserted in slot 11 of the shelf) type the following command

VCL-MC-CC-CONFIG>config_if8=E1-HiZ (‘E1-HiZ’ means E1 Interface card for monitoring)

OK

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Then, type the following command

VCL-MC-CC-CONFIG>export/8	(Exports Default or Changed Settings to the Interface Card & re-boots the card)

Press “Esc” Key to re-boot & to accept the changes made to the system.

c.	Mapping E1 Timeslots

The Groomer has maximum of 8 Interface Cards; each Interface card has 8 E1 ports. In Monitoring mode, the system has 64 ports for 32 E1.

1.	To map 1 E1 having 31 timeslots connected to 1st & 2nd port of 1st interface card and the output is connected to 1st & 2nd port of 5th Interface card, type the following command.

Note: The mapping can be done to any of the Interface Card.

VCL-MC-CC-CONFIG>map/txrx/1/1/01-31=5/1/01 -31 (Enter)

OK

VCL -MC-CC-CONFIG>map/txrx/1/2/01-31=5/2/01-31 (Enter)

OK

Press “Esc” Key to re-boot & to accept the changes made to the system.

2.	To see the mapped ports, type the following commands.

For Tx port:

VCL-MC-CC-CONFIG>mapping/tx/1/1? (Enter)

OK

VCL-MC-CC>

Card-1 Port-1

Transmit data source time slots are

01=5/1/01, 02=5/1/02, 03=5/1/03,
04=5/1/04, 05=5/1/05, 06=5/1/06, 07=5/1/07, 08=5/1/08,
09=5/1/09, 10=5/1/10, 11=5/1/11,
12=5/1/12, 13=5/1/13, 14=5/1/14, 15=5/1/15, 16=5/1/16,

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17=5/1/17, 18=5/1/18, 19=5/1/19,
20=5/1/20, 21=5/1/21, 22=5/1/22, 23=5/1/23, 24=5/1/24,

25=5/1/25, 26=5/1/26, 27=5/1/27,
28=5/1/28, 29=5/1/29, 30=5/1/30, 31=5/1/31

For Rx port:

VCL-MC-CC-CONFIG>mapping/rx/1/1? (Enter)

OK

VCL-MC-CC>

Card-5 Port-1

Receive data destination time slots are

01=1/1/01, 02=1/1/02, 03=1/1/03,
04=1/1/04, 05=1/1/05, 06=1/1/06, 07=1/1/07, 08=1/1/08,
09=1/1/09, 10=1/1/10, 11=1/1/11,
12=1/1/12, 13=1/1/13, 14=1/1/14, 15=1/1/15, 16=1/1/16,
17=1/1/17, 18=1/1/18, 19=1/1/19,
20=1/1/20, 21=1/1/21, 22=1/1/22, 23=1/1/23, 24=5/1/24,

25=1/1/25, 26=1/1/26, 27=1/1/27, 28=1/1/28, 29=1/1/29, 30=1/1/30, 31=1/1/31

For Tx port:

VCL-MC-CC-CONFIG>mapping/tx/2/1? (Enter)

OK

VCL-MC-CC>

Card-2 Port-1

Transmit data source time slots are

01=5/2/01, 02=5/2/02, 03=5/2/03,
04=5/2/04, 05=5/2/05, 06=5/2/06, 07=5/2/07, 08=5/2/08,
09=5/2/09, 10=5/2/10, 11=5/2/11,
12=5/2/12, 13=5/2/13, 14=5/2/14, 15=5/2/15, 16=5/2/16,

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17=5/2/17, 18=5/2/18, 19=5/2/19,
20=5/2/20, 21=5/2/21, 22=5/2/22, 23=5/2/23, 24=5/2/24,

25=5/2/25, 26=5/2/26, 27=5/2/27,
28=5/2/28, 29=5/2/29, 30=5/2/30, 31=5/2/31

For Rx port:

VCL-MC-CC-CONFIG>mapping/rx/2/1? (Enter)

OK

VCL-MC-CC>

Card-5 Port-2

Receive data destination time slots are

01=2/1/01, 02=2/1/02, 03=2/1/03,
04=2/1/04, 05=2/1/05, 06=2/1/06, 07=2/1/07, 08=2/1/08,
09=2/1/09, 10=2/1/10, 11=2/1/11,
12=2/1/12, 13=2/1/13,1 4=2/1/14, 15=2/1/15,16=2/1/16,
17=2/1/17, 18=2/1/18, 19=2/1/19,
20=2/1/20, 21=2/1/21, 22=2/1/22, 23=2/1/23, 24=2/1/24,

25=2/1/25, 26=2/1/26, 27=2/1/27, 28=2/1/28, 29=2/1/29, 30=2/1/30, 31=2/1/31

d.	E1 Cable Connection

1.	Connect the E1 Cable from DDF to 1st & 2nd port of 1st slot (IF1 card).

2.	Connect the output E1 Cable from 1st & 2nd· port of 5th“ slot (IF5 card) to the 1st E1 port of probe as shown in the figure below.

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7.	Quick Checklist for Groomer Deployment

Steps to Follow for the Groomer Installation:

1.	Take the site survey report and find out the rack space and DC power supply.

2.	Open the Groomer box and separate the Interface cards, control cards .power supply cards and rack mounted tray from the box.

3.	Insert the cards into tray carefully in sequence given below into the slots.

	i.	Power cards (both cards)

	ii.	Control cards

	iii.	Interface cards (all five cards have to insert)

4.	Take the power supply from the DC source and give the other end to the Groomer power point.

5.	Make sure that the grounding also done before switching on the Groomer.

6.	Take the 32 pair cable and lay the cable from Groomer to the DDF points where it will terminate (Note: The DDF point location was there in site survey report).

7.	Now, crimp the RJ-45 connectors at the Groomer end (use only one pair per one RJ-45 connector, it will act as input).

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8.	Consider first 4 cards for Input and the card is for out put. And also, 2 ports considered as one E1 .

9.	And punch (or rap) the 32 pair cable at the other end.

10.	Now do the tapping of the signals. (Note: Make sure that before tapping the signal the ‘U’ links should remove from the DDF).

11.

Note that, we need to tap only the Links carrying ISO and STD traffic and make sure all the LSLs should be tapped in that particular TAX or Link. Tapping of Partial links should not be allowed as it will disturb the probe functioning.

12.

After successful completion of tapping of each signal, the LED turns to Green. Note that if it turns to orange then it indicates the link was down. And if it is reed means there is signal on that particular link.

13.	The LED turns to Green when we put the ‘U’ link only.

14.	After completion of tapping Links, Give the out put connection wherever BSNL people provided. Note that the 2 wires (1 pair) have inserted in 4 and 5 slots of RJ-45 connectors).

15.	After successful completion of tapping of links, make sure that all LED are in green (i.e. all the tapping signals).

16.	Now, start the configuration of Grommer as per instruction given in the manual.

Steps to follow after completion of Configuration:

1.	Hand over the both hard and soft copy of the Groomer Manuals to the concerned person in the MSC (SDE/DE).

2.	After that, take the sign of from them for the same.

3.

After that set the IP of the Groomer as per instructions (for ranging of Ips) and note it down.(note that it has to be done using lantronix soft ware and you have to load it in system which is there in soft copy of Groomer manual).

4.	And give demo for all the people present in the MSC regarding all the points including, what is groomer, Why it is For? configuration, and lp setting .

Steps to follow For Groomer AT:

1.	Get the Approval for the Layout diagram of Groomer from the concerned people of BSNL (from planning /local DE).

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2.	After the take the test schedule for Groomer A.T and follow the each and every step that are mentioned in that and explain same to the A.T wing People.

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PRICES AND DELIVERY LEAD TIME

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VALIDATION AND ACCEPTANCE PROCEDURES

1	Introduction

This document specifies the acceptance test plan for the Fraud Management system for effective detection, analysis and controlling of various possible frauds identified by the FMCC.

2	Test Strategy

Testing will be done at each phase and deliverable.

A test plan will be provided for each of the following

Business Requirement - test if the solution is able to handle complete business requirement

System Requirements - test the system from the initial stage till the implementation. This will involve the end-to-end system requirement testing that includes hardware, infrastructure etc. This will cover all the operational and qualitative requirements.

Software Requirements - to check if the system is meeting all the software requirements. This includes system operations and management requirements also.

Functional Requirements - to test the functional requirements that the proposed system should achieve. This will be listed in the sections below.

Use Cases - involves how the user will interact with the system.

Test cases and plan for all of the above will be provided once the requirements are baseline.

Test cases will include the configuration and customization parameters that needs to be identified and baseline prior to the test case development.

Other implementation issue or requirement, if any, will be considered in the test plan.

Acceptance test plan for each of the item listed above will be dependent on the delivery schedule, if any.

Acceptance testing will be done in phases that will again match with the delivery schedule. As soon as one phase is over the acceptance testing can be initiated for that phase.

Test cases will be developed for

Functional Testing

System Testing

Integration Testing

Acceptance Testing

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  o Performance Testing

  Test data will be created

  Test cycles will be identified and documented

  All the test results will be documented.

Other points to elaborate

  Requirements baseline

  Configuration parameters

  Customization parameters

  Any other implementation

  Business requirement

  System Software

  Functional Use cases

3 Testing

3.1 Validation of Infrastructure

An acceptance test case will be developed along with a test plan for the validation of infrastructure required for the system, say links etc.

3.2 Validation of Hardware

An acceptance test case will be developed along with a test plan for the validation of hardware required for the system, say switches, servers, machines etc. The hardware will be validated before the deployment of the software so as to avoid any technical issues/conflicts while deploying the software.

3.3 Validation of Solution

The solution will be validated against the requirements baseline.

3.4 Functional Testing

This will involve testing the software for the required functions. This includes developing the test cases for the following:

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1.	Technical external fraud on real time or near real time analysis of log depending upon the type of external fraud against baseline.

2.	Technical internal frauds on real time or Near real time analysis of Log & Data integrity check of switch databases depending upon the type of internal fraud and the requirement baseline.

3.	Non technical fraud (for all the frauds baseline) in real time

4.	Threshold lists detection techniques that include:

	a.	Threshold

	b.	Call Patterns

	c.	Geography/Velocity Checks

	d.	Profile comparison

	e.	Destination Check

5.	Different types of calls that includes:

	a.	Directly dialed National calls of Fixed Network

	b.	Directly dialed International calls of Fixed Network

	c.	Directly dialed National calls of Mobile Network

	d.	Directly dialed International calls of Fixed Network

	e.	Roaming calls of Mobile Network

	f.	Call forwarded/callback calls of both Fixed and Mobile Networks.

	g.	In calls

6.	User programmability of the Screening lists.

7.	Support of threshold lists

8.	Data integrity reconciliation

9.	Account Payables / Receivable Check

10.	System architecture

11.	Interface to other systems

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4 Test Chains Identification

This section will be exploded during ‘‘Testing’’ project activity as detailed within Project and Delivery Plan.

5 Test Cases Identification

This section will be exploded during “Testing” project activity as detailed within Project and Delivery Plan.

6 Roles and Responsibilities

There will be a dedicated test team that plans and performs the entire testing in different phases. The test team will include

1.	Test Manager

2.	Project manager

3.	Testing professionals

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MAINTENANCE AND SUPPORT PLAN

1 Introduction

This document defines the maintenance and support plan for FMCC. This is post implementation support plan for FMCC being delivered to BSNL through Ericsson in response to tender no.

MM/CMTS/032006/000301 dated 22.3.06

All the maintenance and support services described in this document shall be provided by the Seller.

2. Support & Maintenance Policies

Xalted believes in long-term partnerships with our customers. Our warranty and technical support options ensure that our Licensees have the support that best suits their specific requirements and delivers the maximum benefits of Xalted’s Software solution. Xalted comprehensive technical support programs include:

  Warranty
  Post-Warranty Software Support (AMC)
  Change Requests
  On-site Operational Support program

For these technical support functions it is mandatory that Licensee provide communication facilities of sufficient bandwidth to allow Xalted, with Licensee’s permission and at mutually agreed times, remote access to the Software as needed for Software maintenance.

Charges for technical support are in the commercial offer. Detailed terms and conditions for the warranty will be included in the Software License Agreement.

2.1 Warranty
Warranty will be offered in compliance to the tender requirements. During the warranty period, Xalted will provide Licensee with the following support services:

  Remote Technical Support
  Basic Version Updates
  On-Site Support

To initiate a request for warranty support, Licensee is required to contact Xalted the request by fax, email, or telephone at the Xalted Help Desk. The Help Desk will analyze the request based on the nature and criticality of the problem, define the priority, and advise Licensee on the nature and mode of resolution. The section on “Problem Reporting and Response Times for Support” details the categories into which problems are classified and their typical resolution time. The Help Desk will monitor the progress of the response and invoke Xalted's standard escalation procedures if necessary.

2.2 Remote Technical Support
Remote technical support consists of Off-Site Help Desk (telephone and e-mail) support from the Xalted Customer Support Center for 24 hours a day, 7 days a week, and includes:

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  Maintenance of the Software
  Fault identification
  Fault isolation
  Fault correction (bug fixes and remedy of mutually agreed defects)

Licensee is responsible for testing bug fixes and corrections and confirming acceptance to Xalted Help Desk within 7 working days of their receipt.

2.3 Problem Reporting and Response Times for Support

The Help Desk in accordance with Xalted’s Incident Response and Tracking Procedures will handle reported problems or incidents. These procedures include promptly advising Licensee of the priority and status of all problems reported. Priority will be based upon the severity of the problem as it affects the system, and response time to the incident will be determined by the defined priority as shown in the Table below.

The Help Desk will make all reasonable efforts to have each call returned by a qualified technical engineer with the ability to discuss the details of the problem within the response time shown in the table. The Help Desk will also make all reasonable efforts to provide a workaround or resolution for the incidents reported within the response time shown.

Nature of Problem	Response Time	Resolution Time	Examples
Priority 1: Service-Affecting Crisis Conditions: Situations in which the system is unable to do production work	Less than 1 hour	Within 24 hours	- Critical function is not working properly without any alternative or workaround - Database corrupted - Serious performance problem - Critical interface problem
Priority 2: Service-Affecting, Non-Crisis Conditions: A major function is unusable but the system is capable of operation.	1 hour	72 hours – 1 week	- Critical function restricted with an alternative or workaround possible - Performance not up to the mark with no major hindrances - Interface causing restrictions
Priority 3: Non- Service-Affecting: A feature or function may be at fault but it does not seriously affect operations or schedules. A Priority 1 or 2 problem for which a mutually acceptable	Within 24 hours	Next Maintenance Release: if not a bug, fixed within 30 days.	- Problem with reports - Misleading/incorrect messages - Problem with documentation – e.g. user manual

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Nature of Problem	Response Time	Resolution Time	Examples
workaround or patch has been supplied will be reduced to a Priority 3 problem
Priority 4: Information: Incidents or inquiries relating to procedural questions, routines, and basic maintenance operations.	Within 7 days	Within 15 days	- Typographical error - Modification in screen layout required - Minor validation check to be added - Other cosmetic requirements

Response time means acknowledgment by the Help Desk of the Licensee’s request.

Resolution time means the time Xalted takes to develop the solution and make it available to Licensee for installation.

Days mean calendar days.

Response times are subject to the following conditions:

  Licensee has made available to Xalted a basic rate ISDN (or the equivalent connectivity) and access to the system.
  The problem reported is solely due to Xalted‘s products or Software and does not involve or encompass any third party product or software, as determined by Xalted.

Resolution times are subject to the following conditions:

  Licensee must provide Xalted clarification regarding any reported issue within 48 hours of Xalted requesting such clarification. The resolution time for any level of priority will be increased by the amount of time Licensee takes to provide to Xalted a requested clarification. Furthermore, Licensee’s failure to supply a clarification within 30 calendar days of Xalted’s request for clarification will result in Xalted‘s closing the issue as un-actionable.
  For Priority 1 issues, Licensee must test and implement the Xalted solution within 24 hours of Xalted delivering the solution to Licensee.
  For Priority 2 issues, Licensee must test and implement the Xalted solution within 48 hours of Xalted delivering the solution to Licensee.
  For Priority 3 and 4 issues, Licensee must test and implement the Xalted solution within seven (7) calendar days of Xalted delivering the solution to Licensee.
  Failure by Licensee to test and implement as described immediately above may result in issues cumulating, for which Xalted will not take responsibility or accept any liability.

The parties acknowledge and understand the potentially idiosyncratic nature of any bug or error in the product{s). Recognizing this, the turnaround times set forth above and meeting these times 90% of the time, constitute targeted goals of support to be provided by Xalted Customer Support Center to customer.

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2.4 Basic Version
These updates will be supplied free of cost to Licensee during the warranty period. These updates are defined as changes made to the specific modules installed at Licensee site. Typically, maintenance releases (updates) occur approximately every six months. At Xalted’s sole discretion, these can include new features for the installed modules as well as bug fixes.

New product releases of Intertrace that are not part of the installed systems are outside the scope of the warranty. Such releases may be offered to Licensee at the prices prevailing at the time of release.

2.5 On-Site Support
For problems, which cannot be resolved through remote support, Xalted will be solely responsible for determining when on-site support is required. With Licensee’s agreement, Xalted will make commercially reasonable efforts to dispatch an engineer to Licensee site within 24 hours of the decision to provide on-site support.

2.6 Post-Warranty Software Support (AMC)
After the conclusion of the warranty period, optional post-warranty Software support is available and will be provided as per tender terms.

The post-warranty Software maintenance contract provides the same support and services of the Warranty.

2.7 Change Request Support
Any changes made to the Software specifications after the Statement of Work is mutually agreed and signed will be treated as Change Requests. A Change Request for modification to the Software can be initiated during the Software implementation process or after the installation is complete, as long as the Software warranty or a paid-up Software Maintenance Agreement is in effect. The requested changes may be incorporated into the Software on a chargeable basis.

After receipt of a Change Request, Xalted will provide Licensee with a price and schedule estimate, and the details will be mutually agreed in writing prior to the commencement of work. The standard payment terms for change requests are 50% before the initiation of work and 50% at the time of delivery of a Change Request.

During the initial Software implementation, the need may arise to make a change to the specifications as finalized in the Statement of Work. All changes requested subsequent to finalization of the Statement of Work shall be carried out using standard Change Request procedures and the Change Request Forms provided in the Statement of Work. No change shall become effective until a Change Order, signed by both Xalted and the customer, has been issued.

A substantial Change Request that modifies the installed version of the Software may result in an increase in the rates for Software maintenance of 20% of the value of the Change Request.

2. Escalation Procedure
The following procedure will be followed if resolution is required to a conflict arising during the performance of this support & maintenance policy.

When a dispute or conflict arises between Xalted and other parties in the project including the customer, the team member(s) will first strive to work out the problem internally.

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Level 1: If the project team cannot resolve the conflict within two (2) working days, the Xalted Onsite Manager and other party Manager will meet to resolve the issue.

Level 2: If the conflict is not resolved within three (3) working days after being escalated to Level 1, the project managers above will escalate to the program mangers of their respective units.

Level 3: If the conflict remains unresolved after Level 2 intervention, resolution will be addressed in accordance with the MoU and with higher officials.

Escalation Process is described in the next 3 pages.

Escalation Process – Technical
Name	Role	Contact Number	Email
1st Level
Mr. Rajeev Gosain	Sr. Project Manager	+91981810140	rajeev.gosain@xaltedcorp.com
2nd Level
Mr. Mitesh Vageria	Technical Manager	+919867852018	mitesh.vageriya@xaltedcorp.com
3rd Level
Mrs. Kavita Jha	Implementation Manager	+919972076623	kavita.jha@xaltedcorp.com
4th Level
Mr. MV Balasubrahmanyam	Director	+919972572692	mvbalu@xaltedcorp.com

Escalation Process – Post Project Support
Name	Role	Contact Number	Email
1st Level
Mr. GH Prasad	Data Center Manager	+919246368199	prasad.g@xaltedcorp.com
2nd Level
Mrs. Kavita Jha	Implementation Manager	+919972076623	kavita.jha@xaltedcorp.com
3rd Level
Mr. Umesh Babu	Head – Product Support	+919980763848	umesh.babu@xaltedcorp.com
4th Level
Mr. MV Balasubrahmanyam	Director	+919972572692	mvbalu@xaltedcorp.com

Escalation Process – Project Management
Name	Role	Contact Number	Email
1st Level
Mr. Rajeev Gosain	Sr. Project Manager	+919818180140	rajeev.gosain@xaltedcorp.com
2nd Level
Mr. Bikramjit Roy	Account Manager	+919971749988	bikramjit.roy@xaltedcorp.com
3rd Level
Mr. Ashwini Khalkho	Sr. Program Manager	+919986990025	ashwini.khalkho@xaltedcorp.com
4th Level
Mr. MV Balasubrahmanyam	Director	+919972572692	mvbalu@xaltedcorp.com

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TRAINING AND CONSULTING

1	Introduction
This section of the document specifies the training plan for the Fraud Management system for effective detection, analysis and controlling of various possible frauds identified by the FMCC.

All the training and consulting services described in this document shall be provided by the Seller.

2	Training Plan
Training plan for FMCC Project envisaged the following courses:

System Architecture Overview,
Operational Configuration
Business Configuration
Operation and Maintenance
Fraud Analysis
Fraud Detection

Detailed Content, duration and intended audience related details are described in the following sections, specifically for each course.

Actual Training schedule will reflect the one provided within the Project implementation Plan as Training Activity.

3	Xalted Training Methodology

The methodology consists of classroom sessions. Instructors demonstrate each module using PowerPoint and also provide hands-on practice. Two key processes include solving exercises and analyzing case studies specific to the client’s operation. In order to ensure the above, it is expected that each participant will work on a terminal on which the Xalted product has been installed. Successful completion of the case studies will determine participants’ understanding of the module and their comfort level with it.

In order to ensure that the information is retained, instructors will give the participants all of the Power Point slides used during the training, plus notes on each one. The slides will be detailed enough so that any new recruit will be able to go through them and understand the various modules installed at BSNL’s site. Participants will also be able to use this material to reinforce their learning and solve problems during live operations.

3.1	Training Delivery Schedule

Xalted understands that every Client has a unique timeframe for training. As a result, a detailed training schedule will be prepared only after consultation with BSNL’s representatives. Once a schedule has been mutually agreed upon, Xalted will carry it out.

3.2	Feedback from Participants

Xalted believes in listening to its customers. Therefore, instructors seek feedback from the participants at the end of each training day. After studying each module, participants are asked to give detailed written feedback in the following areas:

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3.3	Relevance of topics
Effectiveness of trainers
Comprehensiveness of training materials
Quality of training

Based on the responses, action is taken immediately in order to ensure that the participants are comfortable with the products.

4	Training Details
The following sections discuss the training course in detail.

4.1	System Architecture Overview

4.1.1	Overview
Aim of the course is to provide an overview over the system architecture:
Which modules compose the architecture;
Main features on each involved module;
General consideration on architecture philosophy.

4.1.2	Organization
Course will be organized as follows:
Material:
General Presentation (Slides),
Summary Architectural document (paper-copy);
Duration:
1 day session;
Maximum number of participants: 10
Suggested audience:
People involved in System Management and Project administration.

4.2	Operational Configuration

4.2.1	Overview
Aim of the course is to provide an overview over the system deployment:
How system has been deployed on the HW platform;
Identification of modules interfaces:
How to monitor system behavior and performances;
How to tune system according to current configuration;
How to manage system in terms of startup, shutdown, reboot. etc.

4.2.2 Organization
Course will be organized as follows:
Material:
General Presentation (Slides).
Operational procedures (paper-copy).
Duration:
2 one-day sessions
Maximum number of participants: 8

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Suggested audience:
People involved in System administration.

4.3	Business Configuration

4.3.1	Overview
Aim of the course is to provide an overview over the business configuration with the following scope:
Acquisition and Normalization configuration;
Guiding and Rating configuration;
Introduction to:
Subscribers grouping rules configuration.
Counters, thresholds and patterns configuration.
Signal filtering and action management configuration.
Case management work list configuration.
Reconciliation Configuration

4.3.2	Organization
Course will be organized as follows:
Material:
General Presentation (Slides).
User guide (paper-copy).
Duration:
1 day session
Maximum number of participants: 8
Suggested audience:
People involved in Application configuration.

4.4	Operation and Maintenance

4.4.1	Overview
Aim of the course is to provide information on how to operate system:
How to manage nominal system operation,
How to get information about system status,
How to handle anomalies and unexpected behavior,
How to handle exceptional events.

4.4.2	Organization
Course will be organized as follows:
Material: (Single or split documents may consist of following...)
General Presentation (Slides),
Summary Architectural document (paper-copy);
System deployment architecture (paper-copy);
Extract from user-manuals focused in messages understanding;
Hands-on (using a sample installation).
Duration:
2 one-day sessions
Maximum number of participants: 8

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Suggested audience:
People involved in System administration, mainly focused on Monitoring and Maintenance activities.

4.5	Fraud Detection

4.5.1	Overview
Aim of the course is to provide guidelines for the following activities:
How to detect frauds,
How to organize subscriber grouping,
How to classify signals and cases,
How to filter signals,
How to configure automatic actions
How to improve signal filtering efficiency

4.5.2	Organization
Course will be organized as follows:
Material:
General Presentation (Slides),
Summary Architectural document (paper-copy);
Duration:
1 day session
Maximum number of participants: 10
Suggested audience:
People involved in application configuration, mainly focused on detection configuration management and case/dossiers workflow management.

4.6	Fraud Analysis

4.6.1	Overview
Aim of the course is to provide guidelines on following activities:
How to organize work lists;
How to manage cases interpreting provided information;
How to organize cases in dossiers;
How to manage actions on subscribers;
How to access detailed information (cases list, traffic details, etc.)

4.6.2	Organization
Course will be organized as follows:
Material:
General Presentation (Slides),
Detection techniques overview (paper-copy),
Hands-on (using sample installation);
Duration:
2 half-day sessions
Maximum number of participants: 10
Suggested audience:
Fraud Analysts.

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4.7	Revenue Assurance

4.7.1	Overview
Aim of the course is to provide guidelines for the following activities:
What is revenue Assurance
Revenue Assurance processes
How to classify leakage areas
How to Configure System Integrity Check/reconciliation
What to check in Accountancy & How to configure the rules?

4.7.2	Organization Course will be organized as follows:
Material:
	o	General Presentation (Slides),
	o	Summary Architectural document (paper-copy);
Duration:
	o	1 day session
Maximum number of participants: 5
Suggested audience:
	o	People involved in Revenue Assurance.

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SPECIFIC QUALITY REQUIREMENTS

1	Introduction

This document defines the special quality requirements for FMCC in response to tender MM/CMTS/032006/000301 dated 22.3.06

2	Special Quality Requirements

Xalted Networks Inc is fully aware of the stringent Quality requirements of BSNL to procure and deploy any hardware in their network.

Xalted Network Inc shall take special care in sourcing the materials that are manufactured at factories with world class quality practices at every stage of manufacturing.

Xalted shall ensure that each consignment of the hardware items covered in this agreement is accompanied by manufacturers test reports and quality certificates.

Xalted Networks Inc shall provide the installation, maintenance and support services through its group company Xalted Information Systems Pvt Ltd, which is certified for ISO practices. This shall ensure the required performance of the hardware supplied by us.

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CODE OF CONDUCT

Seller shall comply with the requirements of code of conduct attached herewith. These guidelines are also accessible online at:

http://www.ericsson.com/sustainabilily/download/pdf/codeofconduct.pdf

ERICSON CODE OF CONDUCT

Supply chain issues in the area of corporate social responsibility are of increasing global importance, and also play an increasingly important role in a company’s competitiveness, profitability and ultimately shareholder value.

In order to ensure responsible corporate governance in the areas of basic human rights, labor standards, environmental management and anti-corruption in the workplace, Ericsson’s CODE OF CONDUCT was established in May 2002.

Ericsson has based its CODE OF CONDUCT on the United Nations Global Compact, an international Initiative which is supported by corporations around the world to ensure accountability in the areas noted above.

FOR FURTHER INFORMATION: www.ericsson.com/sustainability

ERICSSON Code of Conduct
– Purpose

For the purpose of protecting Human Rights, promoting fair employment conditions, safe working conditions, responsible management of environmental issues and high ethical standards, the CODE OF CONDUCT shall be applied in the production, supply and support of Ericsson products and services worldwide.

In addition to compliance with all relevant laws, regulations and standards in all of the countries in which they operate, all Ericsson Units, companies and employees shall comply with the CODE OF CONDUCT even if it stipulates a higher standard than required by national laws or regulations.

Ericsson requires suppliers and their subcontractors to comply with the CODE OF CONDUCT or similar standards and to verify compliance by providing information and allowing access to their premises.

Ericsson supports the United Nations Global Compact initiative. In order to make this commitment clear to employees, suppliers, customers and other stakeholders, the CODE OF CONDUCT is based on the Global Compact’s ten principles and shall be publicly available.

Code of Conduct *

Human Rights

We support and respect the protection of internationally proclaimed human rights. We make sure that we are not complicit in human rights abuses.

Labor Standards

FREEDOM OF ASSOCIATION
As far as any relevant laws allow, all employees are free to form and to join or not to join trade unions or similar external representative organizations and to bargain collectively.

FORCED LABOR
Forced, bonded or compulsory labor is not used and employees are free to leave their employment after reasonable notice as required by national law or contract. Employees are not required to lodge deposits of money or identity papers with their employer.

EMPLOYMENT CONDITIONS
Employees understand their employment conditions. Pay and terms are fair and reasonable, and comply at a minimum with national laws or industry standards whichever is higher. Working hours comply with national laws and are not excessive.

CHILD LABOR
No person is employed who is below the minimum legal age for employment. Minimum age is the age of completion of compulsory schooling, or not less than 15 years (or not less than 14 years, in countries where educational facilities are insufficiently developed) as set out in Article 2.4 in the ILO Convention No.138 on Minimum Age.

Children are not employed for any hazardous work, or work that is inconsistent with the child’s personal development. A child means a person below the age of 18 years, as defined in Article 1 of the United Nations Convention on the Rights of the Child. Personal development includes a child ‘s health or physical, mental, spiritual, moral or social development as described in the Article 32 of the United Nations Convention on the Rights of the Child.

Where a child is employed, the best interests of the child shall be the primary consideration. Policies and programs that assist any child found to be performing child labor are contributed to, supported, or developed.

ELIMINATION OF DISCRIMINATION
Employees are treated with respect and dignity. Corporal punishment, physical or verbal abuse or other unlawful harassment and any threats or other forms of intimidation are prohibited.

All kinds of discrimination based on partiality or prejudice is prohibited such as discrimination based on race, color, sex, sexual orientation, marital status, pregnancy, parental status, religion, political opinion, nationality, ethnic background, social origin, social status, indigenous status, disability, age, union membership and any other characteristic protected by local law, as applicable.

Employees with the same qualifications, experience and performance receive equal pay for equal work with respect to their relevant comparators.

WORKING CONDITIONS
A healthy and safe working environment, and if applicable, housing facilities are provided for employees, in accordance with international standards and national laws.

Appropriate health and safety information and training is provided to employees. Safety includes e.g. clearly marked and unblocked exits, emergency exits and evacuation plans on each floor, regularly tested fire alarm and evacuation drills, first aid equipment, safe and correct handling, marking and labeling of chemicals, machinery and work processes.

The workplace, and if applicable, housing facilities, has tolerable temperature and noise level, adequate ventilation, sufficient lighting, clean toilet facilities, drinkable water and, if applicable, sanitary facilities for food storage.

Environment
Finite resources are used responsibly and carefully. Operational practices that reduce any environmental burden associated with our activities are promoted. Innovative developments in products and services that offer environmental and social benefits are supported.

Anti-Corruption
No form of extortion and bribery, including improper offers for payments to or from employees, or organizations, is tolerated.

*The Ericsson CODE OF CONDUCT is based on the United Nation Global Compact’s ten principles derived from: The Universal Declaration of Human Rights, The International Labor Organization’s Declaration of Fundamental Principles and Rights at Work, The Rio Declaration on Environment and Development and The United Nations Convention Against Corruption. http://www.unglobalcompact.org/

Code of Conduct
- Supplier Supplement

The CODE OF CONDUCT is applicable to all Ericsson operations and to any party that contributes to Ericsson products, services and other business activities (“Supplier”).

Compliance

Ericsson requires the Supplier and its subcontractors to comply with the CODE OF CONDUCT, which may request higher standards than required by national laws.

Upon request, a Supplier must, by way of providing information and/or allowing access to premises to Ericsson or its representative, verify to Ericsson’s reasonable satisfaction, that the Supplier and its subcontractors comply with the CODE OF CONDUCT.

Obligation to Inform

It is the responsibility of the Supplier to ensure that its employees and subcontractors are informed about and comply with the CODE OF CONDUCT.

As a global leader in the telecom industry, Ericsson believes that It is Important to behave in a socially and ethically responsible way. We care about the people who take part in the production and support of our products and services worldwide.

Thus It is Important that the Ericsson brand name is always associated with respect for human rights, acceptable working conditions and environmentally friendly business practice for our own and subcontractors’ organizations.

Ericsson has signed the GLOBAL COMPACT UN directive. In order to make this commitment clear to our staff, our suppliers, and other affected parties, we have documented our CODE OF CONDUCT. As an international company we must secure respect for and compliance with this CODE OF CONDUCT all over the world.

CODE OF CONDUCT

BACKGROUND: Ericsson believes that people whose work contributes to our success should not be deprived of their basic human rights, nor be forced to suffer physically or mentally from their work in any way.

PURPOSE: Ericsson expects employers to respect fundamental human rights, to treat their workforce fairly and with respect. In order to make our position clear to our own staff, our suppliers, and any other affect parties, we have documented a CODE OF CONDUCT.

APPLICATION: This directive is applicable to all Ericsson operations as well as Ericsson suppliers.

1. DIRECTIVE

1.1 Obligation to Inform
This is an open document and shall be displayed in such a way that anyone whose work contributes to our products and services is aware of the principles of the Code of Conduct. It is the responsibility of suppliers to ensure that their employees and subcontractors are informed about and comply with this Code. Ericsson is prepared to clarify the content and associated requirements of this document upon request.

2. LEGAL REQUIREMENTS

All of our suppliers must, in all activities, obey national and regional statutory requirements in the countries in which they are operating. Should any of the requirements stated in that document be in violation of the law in any country or territory, the local law should always take precedence. In such case, a supplier must immediately inform Ericsson. It is, however, important to understand that Ericsson’s requirements are not limited to the requirements of national laws.

3. WORKERS’ RIGHTS

3.1 Basic Human Rights
Anyone who works directly or indirectly for Ericsson should be entitled to his or her basic human rights.

Ericsson does not accept the use of bonded workers, forced labor, prisoners or illegal workers. If foreign workers are employed on a contract basis, they should never be required to remain in employment against their will. The employer covers all commissioners and the recruitment agency fees.

We do not accept that workers are subject to corporal punishment, mental or physical disciplinary action, or harassment. Dismissal of female workers due to pregnancy is not acceptable. We recommend that all workers are free to peacefully and lawfully join associations of their own choosing, and have the right to bargain collectively.

No worker should be discriminated against because of age, race, gender, religion, sexual orientation, marital or maternity status, political opinion or ethnic background. We recommend that all workers with the same experience and qualifications receive equal pay for equal work.

3.2 Wages and Working Hours
All workers should know the basic terms and conditions of their employment.

Legislated minimum wages should be a minimum rather than a recommended level. Wages should be paid regularly and on time. A normal workweek must not exceed the legal hourly limit, and all overtime work should be properly compensated.

Workers should be granted stipulated annual leave, sick leave and maternity/paternity leave without any form of repercussions.

4. SAFETY

4.1 Building and Fire Safety
Ericsson requires that worker safety is always a priority concern. Buildings must have clearly marked exists, and emergency exits on all floors. We recommend that all exit doors should open outwards. Exits should not be blocked, and should be visible. D All workers shall be informed of the safety arrangements. An evacuation plan should be displayed on every floor of a building and the fire alarm should be tested regularly. Regular evacuation drills are recommended.

4.2 First Aid
First aid equipment must be available in a building, and at least one person in each department should be trained in basic first aid. It is recommended that a doctor or nurse is available on short notice in the event of an accident on the premises. The employer should cover the costs not covered by social security of medical care for injuries incurred on their premises.

5. WORKPLACE CONDITIONS

It is important for all workers’ well being, that chemicals are handled in a safe and correct way. All chemicals shall be marked, and labeled in a correct way. Training and instructions for handling chemicals must be performed and workers must have adequate body protection.

The temperature and noise level of the work environment should be tolerable. Ventilation should be adequate. Lighting should be sufficient for the work performed.

The workplace should have an adequate number of clean sanitary facilities, which are preferably separated for men and women. Workers should have access to these facilities without unreasonable restrictions.

6. HOUSING conditions

Where staff’s housing facilities are provided, we require that workers’ safety is a priority concern. The recommended safety and workplace conditions described above are applicable to these housing facilities. All workers should be provided with their own individual bed, and the living space per worker must meet the minimum legal requirement.

Dormitories, toilets and showers should be separated for men and women. There should be no restriction on workers’ rights to leave the dormitory during off-hours.

Fire alarms, fire extinguishers, unobstructed emergency exits and evacuation drills are of particular importance in dormitory areas.

7. ENVIRONMENTAL ISSUES

The environment is of increasing concern globally and Ericsson expects its suppliers to comply with applicable environmental laws and regulations and fulfill the terms of Ericsson environmental requirements.

8. CHILD LABOR

8.1 Definition of Child
A child in this context is a person younger than 15 years of age, or 14 years of age in accordance with the exceptions for developing countries as set out in Article 2.4 in the ILO Convention No. 138 on Minimum Age.

8.2 Child Labor Code
Ericsson bases its child labor code on the UN Convention on the Rights of the Child, Article 32.1.

We “recognize the right of the child to be protected from economic exploitation and from performing any work that is likely to be hazardous or to interfere with the child’s education, or to be harmful to the child’s health or physical, mental, spiritual, mental or social development.”

8.3 Implementation of Our Child Labor Code
Ericsson does not accept child labor. We acknowledge that it exists and realize that it cannot be eradicated by simply setting up rules or inspections, but by actively contributing to the improvement of children’s social situations. Thus, we endeavor to improve the situation for any child affected by our ban on child labor. Ericsson will request that the employer acts in accordance with the overall best interests of the child. A satisfactory solution is whatever improves an individual child’s overall situation. The employer should cover the costs for this.

8.4 Enforcement of Our Child Labor Code
Ericsson will discontinue cooperation with any party that persists in non-compliance with our child labor code.

8.5 Apprenticeship Programs
Ericsson accepts apprenticeship programs for children between the ages of 12 and 15 years in countries where the law permits such programs, but only under certain conditions. The total numbers of hours spent on light work and school together should never exceed seven hours per day. The employer must be able to prove that work is not interfering with the child’s education, that apprenticeship is limited to a few hours per day, that the work is light and clearly aimed at training, and that the child is properly compensated. We will not accept apprenticeship programs that do not comply with these terms.

8.6 Special Recommendations
Ericsson acknowledges that according to Article 1 of the UN Convention on the Rights of the Child, a person is a child until the age of 18. We therefore recommend that children in the age group 15-18 years be treated accordingly, i.e., by limiting the total number of working hours per day and implementing appropriate rules for overtime. Children in this age group are not allowed to perform hazardous work.

9. MONITORING AND ENFORCEMENT

9.1 The Principle of Trust and Cooperation
Ericsson expects all its workers, suppliers and their subcontractors to respect this Code of Conduct and to actively do their utmost to achieve its standards. We are prepared to cooperate with our suppliers to achieve adequate solutions. We are also prepared to take cultural differences and other relevant factors into consideration, but we will not compromise on the fundamental requirements described in this document.

9.2 Monitoring
All suppliers are obliged to keep Ericsson informed about where each order is produce. Ericsson reserves the right to make unannounced visits to sites where people work directly or indirectly for Ericsson. We also reserve the right to let an independent party make inspection.

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Annexure 9

LIST OF RESTRICTED AND BANNED SUBSTANCES

The Ericsson list of banned and restricted substances is as enclosed with the Annexure.

The below link has an access to updated version of the same annexure.

http://www.ericsson.com/ericsson/corporate_responsibility/suppliers/doc/list_banned_restric_substan.pdf

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The Ericsson lists of banned and restricted substances

1	Application

This directive is valid for the entire Ericsson group and is applicable for design, purchasing and manufacturing of products and packaging that Ericsson places on the market. This directive is not applicable for defense material exempted by legislation.

2	Purpose

These lists of banned, restricted and observation substances have been compiled to meet existing and anticipated legal requirements and market demands.

3	Directive

Products and packaging that Ericsson places on the market, and manufacturing operations at Ericsson and supplier sites, shall comply with the requirements in the Banned, Restricted and Observation lists.

4	Definitions

There are three lists that are applicable to products and three lists that are applicable to manufacturing operations. The lists are sub-grouped in term: of banned, restricted and observation status.

The requirements in the lists apply to substances that are intentionally added regardless of the concentration. The lists do not apply in cases where the substance is present due to natural impurities below limits specified in applicable legislation.

The lists are based on existing and anticipated legal requirements and market demands, mainly from EU and in most cases also USA and Japan. Th legislation listed in the banned lists are examples of applicable laws; please note that the legislation may have been amended and is not to be used, a complete list of laws applicable to the substance in question. Other environmental legislation may exist on specific markets.

Banned
The banned list documents substances that are banned for the application(s) specified in the list.

Restricted
The restricted list documents substances that shall be substituted no later than the date specified in the list.

Observation
The observation list documents substances that shall be substituted as soon as technically, economically and environmentally acceptable alternatives are available.

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